CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the three-months period ended March 31, 2026 and 2025

CONDENSED CONSOLIDATED INTERIM STATEMENT OF FINANCIAL POSITION
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
As of March 31, 2026 and December 31, 2025
(Stated in millions of Colombian pesos)

	Note	March 31, 2026(1)	December 31, 2025(1)
ASSETS
Cash and cash equivalents	4	29,326,408	29,916,400
Financial assets investments	5.1	38,830,679	34,317,259
Derivative financial instruments	5.2	4,838,098	4,417,863
Financial assets investments and derivative financial instruments		43,668,777	38,735,122
Loans and advances to customers		261,833,966	256,353,981
Allowance for loans, advances, and lease losses		(13,626,508)	(13,253,946)
Loans and advances to customers, net	6	248,207,458	243,100,035
Assets held for sale and inventories, net		714,091	666,361
Investment in associates and joint ventures		3,342,757	3,311,506
Investment properties	7	6,407,375	6,595,407
Premises and equipment, net		5,301,221	5,406,874
Right-of-use assets, lease		1,375,361	1,329,718
Goodwill and intangible assets, net		2,487,919	2,537,180
Deferred tax, net	8.5	1,736,610	1,750,097
Assets related to investments in subsidiaries held for sale		38,969,909	40,309,257
Other assets, net		7,606,591	6,094,423
TOTAL ASSETS		389,144,477	379,752,380
LIABILITIES AND EQUITY
LIABILITIES
Deposits by customers	9	271,721,894	264,413,956
Interbank deposits and repurchase agreements and other similar secured borrowing	10	2,194,026	706,149
Derivative financial instruments	5.2	5,547,100	4,514,630
Borrowings from other financial institutions		9,221,684	9,356,428
Debt instruments in issue		7,450,619	7,409,693
Lease liabilities		1,374,906	1,325,039
Preferred shares		540,767	583,477
Current tax		1,415,707	701,452
Deferred tax, net	8.5	2,825,965	2,903,375
Employee benefit plans		932,353	947,610
Liabilities related to investments in subsidiaries held for sale		33,202,267	34,416,684
Other liabilities	11	15,100,918	11,478,253
TOTAL LIABILITIES		351,528,206	338,756,746
EQUITY
Share capital		480,914	480,914
Additional paid-in-capital		4,857,491	4,857,491
Appropriated reserves	13	22,700,240	23,436,138
Retained earnings		3,433,727	3,376,023
Net income attributable to equity holders of the Parent Company		1,457,111	3,820,634
Accumulated other comprehensive income, net of tax		3,447,244	3,783,433
SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO THE OWNERS OF THE PARENT COMPANY		36,376,727	39,754,633
Non-controlling interest		1,239,544	1,241,001
TOTAL EQUITY		37,616,271	40,995,634
TOTAL LIABILITIES AND EQUITY		389,144,477	379,752,380
(1)The accumulated value as of March 31, 2026 and December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.
The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF INCOME
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the three-months period ended March 31, 2026 and 2025
(Stated in millions of Colombian pesos, except EPS stated in units of pesos)

		Accumulated
	Note	2026	2025(1)
Interest on loans and financial leases
Commercial		3,585,760	3,619,273
Consumer		2,212,026	1,838,507
Mortgage		1,070,416	941,920
Financial leases		843,253	791,570
Small business loans		66,861	39,374
Total interest income on loans and financial leases		7,778,316	7,230,644
Interest on debt instruments using the effective interest method	14.1	201,624	178,600
Total Interest on financial instruments using the effective interest method		7,979,940	7,409,244
Interest income on overnight and market funds		22,303	32,184
Interest and valuation on financial instruments	14.1	250,877	330,909
Total interest and valuation on financial instruments		8,253,120	7,772,337
Interest expenses	14.2	(3,070,694)	(3,024,405)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments		5,182,426	4,747,932
Credit impairment charges on loans, advances and financial leases, net	6	(1,202,634)	(1,072,853)
Impairment for other financial instruments	5.1 - 12	(26,626)	(8,645)
Total credit impairment charges, net		(1,229,260)	(1,081,498)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases and off balance sheet credit instruments and other financial instruments		3,953,166	3,666,434
Fees and commissions income	14.3	2,005,459	1,793,254
Fees and commissions expenses	14.3	(754,383)	(832,008)
Total fees and commissions, net		1,251,076	961,246
Other operating income	14.4	854,727	827,558
Dividends and net income on equity investments	14.5	130,810	135,882
Total operating income, net		6,189,779	5,591,120
Operating expenses
Salaries and employee benefits	15.1	(1,553,820)	(1,410,199)
Other administrative and general expenses	15.2	(1,445,572)	(1,250,522)
Taxes other than income tax	15.2	(423,938)	(348,238)
Wealth tax		(374,045)	-
Depreciation, amortization, and impairment	15.3	(247,042)	(241,813)
Total operating expenses		(4,044,417)	(3,250,772)
Profit continued operation before tax		2,145,362	2,340,348
Income tax from continued operation	8	(709,536)	(667,752)
Net income continued operation		1,435,826	1,672,596
Net Income from discontinued operation(2)	20	50,053	92,179
Net income		1,485,879	1,764,775
Net income attributable to equity holders of the Parent Company		1,457,111	1,737,664
Non-controlling interest		28,768	27,111
Basic and diluted earnings per share to common shareholders, stated in units of pesos	16	1,546	1,822
From continued operation	16	1,493	1,726
From discontinued operation	16	53	96
(1)The value for Banistmo S.A. for 2026 and 2025 were presented as discontinued operations, given its classification as an asset held for sale as of December 18, 2025. This presentation is made with the purpose of ensuring the comparability of the information in accordance with the requirements set forth in IFRS 5.
(2)The accumulated value as of March 31, 2026 and 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity and Note 8. Income Tax.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF COMPREHENSIVE INCOME
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the three-months period ended March 31, 2026 and 2025
(Stated in millions of Colombian pesos)

	Note	2026	2025
Net income		1,485,879	1,764,775
Other comprehensive income/(loss) that will not be reclassified to net income
Remeasurement income related to defined benefit liability		1	-
Income tax	8.4	64	27
Net of tax amount		65	27
Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)
Unrealized gain		256	3,978
Income tax	8.4	(135)	400
Net of tax amount		121	4,378
Total other comprehensive income that will not be reclassified to net income, net of tax		186	4,405
Other comprehensive income/(loss) that may be reclassified to net income
Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)
Loss on investments recycled to profit or loss upon disposal		-	-
Unrealized loss		(20,578)	(4,043)
Allowance of investments		(1,467)	(2,140)
Income tax	8.4	11,017	3,515
Net of tax amount		(11,028)	(2,668)
Foreign currency translation adjustments:
Exchange differences arising on translating the foreign operations		(349,236)	(1,073,893)
Gain on net investment hedge in foreign operations		41,507	192,264
Income tax	8.4	(16,603)	(71,154)
Net of tax amount		(324,332)	(952,783)
Cash flow hedges
Net loss from cash flow hedges		(7,531)	(369)
Reclassification to the Statement of Income		3,909	307
Income tax	8.4	3,684	25
Net of tax amount		62	(37)
Unrealized loss on investments in associates and joint ventures using equity method		(1,077)	(250)
Income tax	8.4	-	71
Net of tax amount		(1,077)	(179)
Total other comprehensive income that may be reclassified to net income, net of tax		(336,375)	(955,667)
Other comprehensive income, attributable to the owners of the Parent Company, net of tax		(336,189)	(951,262)
Other comprehensive income, attributable to the Non-controlling interest		990	971
Total comprehensive income attributable to:		1,150,680	814,484
Equity holders of the Parent Company		1,120,922	786,402
Non-controlling interest		29,758	28,082
The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the three-months period ended March 31, 2026, and 2025
(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

	Attributable to owners of Parent Company
					Accumulated other comprehensive income

	Share Capital	Additional Paid in capital	Appropriated Reserves (Note 13)	Share buyback reserve(1)	Translation adjustment	Cash flow hedging	Equity Securities through OCI	Debt instruments at fair value through OCI	Revaluation of assets	Associates	Employee Benefits	Retained earnings	Net Income	Attributable to owners of Parent Company	Non- Controlling interest	Total equity
Balance as of January 1, 2026	480,914	4,857,491	22,517,556	918,582	3,622,655	(5,587)	209,902	(9,170)	1,781	4,491	(40,639)	3,376,023	3,820,634	39,754,633	1,241,001	40,995,634
Transfer to profit from previous years	-	-	-	-	-	-	-	-	-	-	-	3,820,634	(3,820,634)	-	-	-
Dividend payment corresponding to 509,103,132 common shares and 444,111,532 preferred shares without voting rights, subscribed, paid and in circulation as of December 31, 2025, at a rate of COP 4,512 per share.	-	-	-	-	-	-	-	-	-	-	-	(4,243,931)	-	(4,243,931)	-	(4,243,931)
Constitution of reserves	-	-	(915,552)	431,418	-	-	-	-	-	-	-	482,745	-	(1,389)	-	(1,389)
Share buyback	-	-	-	(251,764)	-	-	-	-	-	-	-	-	-	(251,764)	-	(251,764)
Others	-	-	-	-	-	-	-	-	-	-	-	(1,744)	-	(1,744)	-	(1,744)
Non-controlling interest	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(31,215)	(31,215)
Net Income	-	-	-	-	-	-	-	-	-	-	-	-	1,457,111	1,457,111	28,768	1,485,879
Other comprehensive income	-	-	-	-	(324,332)	62	121	(11,028)	-	(1,077)	65	-	-	(336,189)	990	(335,199)
Balance as of March 31, 2026	480,914	4,857,491	21,602,004	1,098,236	3,298,323	(5,525)	210,023	(20,198)	1,781	3,414	(40,574)	3,433,727	1,457,111	36,376,727	1,239,544	37,616,271
(1) At the extraordinary shareholders’ meeting of Cibest, held on June 9, 2025, a share buyback program was approved for common shares, preferred dividend shares without voting rights and ADRs of Grupo Cibest S.A.. For further information, see Note 1. Reporting entity and Note 13. Appropriated reserves.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements..

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the three-months period ended March 31, 2026, and 2025
(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

	Attributable to owners of Parent Company
				Accumulated other comprehensive income

	Share Capital	Additional Paid in capital	Appropriated Reserves	Translation adjustment	Cash flow hedging	Equity Securities through OCI	Debt instruments at fair value through OCI	Revaluation of assets	Associates	Employee Benefits	Retained earnings	Net Income	Attributable to owners of Parent Company	Non- Controlling interest	Total equity
Balance as of January 1, 2025	480,914	4,857,454	22,575,837	6,517,456	129	203,557	(44,070)	2,137	5,178	(39,181)	2,715,313	6,267,744	43,542,468	1,041,807	44,584,275
Transfer to profit from previous years	–	–	–	–	–	–	–	–	–	–	6,267,744	(6,267,744)	–	–	–
Dividend payment corresponding to 509,704,584 common shares and 452,122,416 preferred shares without voting rights, subscribed and paid as of December 31, 2024, at a rate of COP 3,900 per share.	–	–	–	–	–	–	–	–	–	–	(3,693,424)	–	(3,693,424)	–	(3,693,424)
Other reserves	–	–	1,726,959	–	–	–	–	–	–	–	(1,725,344)	–	1,615	–	1,615
Others	–	–	–	–	–	–	–	–	–	–	(2,635)	–	(2,635)	–	(2,635)
Non-controlling interest	–	–	–	–	–	–	–	–	–	–	–	–	–	(15,280)	(15,280)
Net Income	–	–	–	–	–	–	–	–	–	–	–	1,737,664	1,737,664	27,111	1,764,775
Other comprehensive income	–	–	–	(952,783)	(37)	4,378	(2,668)	–	(179)	27	–	–	(951,262)	971	(950,291)
Balance as of March 31, 2025	480,914	4,857,454	24,302,796	5,564,673	92	207,935	(46,738)	2,137	4,999	(39,154)	3,561,654	1,737,664	40,634,426	1,054,609	41,689,035

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements..

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CASH FLOW
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the three-month period ended March 31, 2026 and 2025
(Stated in millions of Colombian pesos)

	Note	2026(1)	2025(1)
Net income		1,485,879	1,764,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15.3	242,494	256,600
Other assets impairment	15.3	7,030	9,657
Impairment of goodwill		59,136	-
Equity method	14.5	(106,631)	(112,510)
Credit impairment charges on loans and advances and financial leases		1,262,415	1,103,524
Credit impairment / (recovery) charges on off balance sheet credit and other financial instruments		27,974	(3,975)
Gain on sales of assets		(47,678)	(49,760)
Valuation gain on investment securities		(451,431)	(653,443)
(Gain) / loss from valuation on derivative financial instruments		(55,880)	57,980
Income tax	8	723,859	698,912
Wealth tax	8.2 - 15.2	374,045	-
Bonuses and short-term benefits		271,979	234,056
Dividends	14.5	(4,835)	(4,967)
Investment property valuation	14.4	(30,263)	(22,703)
Effect of exchange rate changes		(252,156)	232,750
Other non-cash items		(1,650)	(22,871)
Net interest		(4,885,547)	(4,414,149)
Change in operating assets and liabilities:
Decrease in derivative financial instruments		662,117	187,025
(Increase) / decrease in accounts receivable		(708,038)	543,005
Increase in loans and advances to customers		(7,202,714)	(5,467,342)
(Increase) / decrease in other assets		(699,460)	70,481
Increase / (decrease) in accounts payable		300,955	(626,516)
Decrease in other liabilities		(955,822)	(739,135)
Increase in deposits by customers		9,620,863	1,935,388
Increase in estimated liabilities and provisions		7,612	1,181
Net changes in investment securities recognized at fair value through profit or loss		(3,058,785)	1,132,008
Proceeds from sales of assets held for sale and inventories		206,411	479,710
Recovery of charged-off loans		214,414	171,353
Income tax paid		(557,430)	(524,969)
Dividend received		561	21,570
Interest received		7,814,532	7,654,184
Interest paid		(3,542,585)	(3,478,968)
Net cash provided by operating activities		721,371	432,851
Cash flows from investment activities:
Purchases of debt instruments at amortized cost		(1,319,739)	(358,378)
Proceeds from maturities of debt instruments at amortized cost		97,821	252,753
Purchases of debt instruments at fair value through OCI		(77,034)	-
Proceeds from debt instruments at fair value through OCI		84,540	208,004
Purchases of equity instruments at fair value through OCI and interests in associates and joint ventures		(7)	(11,245)
Proceeds from equity instruments at fair value through OCI and interests in associates and joint ventures		4,417	7,436
Consideration paid to non-controlling interests		-	(281,306)
Purchases of premises and equipment and investment properties		(352,963)	141,952
Proceeds from sales of premises and equipment and investment properties		112,477	-
Purchase of other long-term assets		(39,275)	(37,353)
Net cash used in investing activities		(1,489,763)	(78,137)
Cash flows from financing activities:
Increase in repurchase agreements and other similar secured borrowing		1,356,763	224,065

Proceeds from borrowings from other financial institutions		2,121,220	1,855,729
Repayment of borrowings from other financial institutions		(2,396,979)	(5,109,150)
Payment of lease liability		(47,678)	(47,291)
Placement of debt instruments in issue		878,190	270,932
Payment of debt instruments in issue		(1,054,075)	(332,192)
Dividends paid		-	(849,444)
Buyback of shares	13	(251,764)	-
Transactions with non-controlling interests		(31,215)	(15,280)
Net cash provided (used) in financing activities(2)		574,462	(4,002,631)
Effect of exchange rate changes on cash and cash equivalents		(147,234)	(920,888)
Decrease in cash and cash equivalents		(193,930)	(3,647,917)
Cash and cash equivalents at beginning of year	4	33,434,161	32,844,099
Cash and cash equivalents at end of year	4	33,092,997	28,275,294
(1)As of March 31, 2026 and 2025, the statement of cash flow include the cash movements corresponding to each of the activities of Banistmo S.A. with is classified as a discontinued operation. For more information, see Note 1. Reporting Entity
(2)For further information about the reconciliation of the balances of liabilities from financing activities, see Note 18 Liabilities from financing activities.

The Financial Statements of cash flows includes the following non-cash transactions, which were not reflected in the Condensed Consolidated Interim Consolidated Statement of Cash Flows:
•As of March 31, 2026 and 2025, restructured loans and returned assets that were transferred to assets held for sale, inventories, and other assets for COP 283,159 and COP 261,234, respectively.
•As of March 31, 2026, the Cibest Group, through the Fondo Colombia Inmobiliario completed the sale of an investment property for COP 244,905, the proceeds of which had been partially received in 2025, with the remaining balance recorded as an account receivable. For more information, see Note 7, Investment Properties.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
Figures are expressed in millions and billions (where indicated) of Colombian pesos.
Figures in foreign currency are expressed in thousands of units of the respective currency.

NOTE 1. REPORTING ENTITY
Grupo Cibest S.A., hereinafter 'Grupo Cibest', 'Cibest Corporate Group' is a listed issuer on the Colombian Stock Exchange (BVC) as well as on the New York Stock Exchange (NYSE), since 2025. Grupo Cibest's main location is in Medellín (Colombia), main address Carrera 48 # 26-85, Avenida Los Industriales, and was incorporated under the name Grupo Cibest S.A., according to public deed number 10,594, dated September 25, 2024, from the Fifteenth Notary's Office of Medellin.

The duration contemplated in the bylaws is until December 8, 2144, but it may be dissolved or renewed before the end of that period.

The corporate purpose of Grupo Cibest is to invest in movable and immovable property, and especially, invest in shares, quotas or interest shares, or any other participation title in Colombian and/or foreign companies or entities, and the administration of said investments.

Grupo Cibest’s bylaws are formalized in the public deed number 386 dated May 12, 2025, from the Thirtieth Notary's Office of Medellin.

On May 12, 2025, according to public deed number 386 from the Thirtieth Notary's Office of Medellin, a partial spin-off agreement was formalized, whereby Bancolombia S.A. ('Bancolombia'), as the spinning-off entity, transferred part of its assets without dissolution to Grupo Cibest, as the beneficiary entity.

This transaction was first announced to the market on October 29, 2024, approved at the extraordinary shareholders’ meeting of Grupo Cibest, held on February 20, 2025, and at the extraordinary shareholders’ meeting of Bancolombia, held on April 23, 2025. It was authorized by the Financial Superintendence of Colombia through Resolutions number 0356 dated February 28, 2025, and number 0901 dated May 7, 2025.

On May 16, 2025, the market was informed of the completion of corporate transactions aimed at the evolution of the corporate structure of the Cibest Corporate Group. Upon completion of these transactions, Grupo Cibest became the parent or holding company of all financial entities and other subsidiaries, including Bancolombia (collectively referred to as Cibest Corporate Group).

As a result of these transactions, Bancolombia's shareholders (excluding Grupo Cibest) became shareholders of Grupo Cibest, which issued in their name the same number and class of shares (Common Shares and Preferred Shares), maintaining the same terms, conditions, and ownership percentages. The shares previously held in Bancolombia (excluding those held by Grupo Cibest) were cancelled. Holders of Bancolombia American Depositary Shares (ADSs) received equivalent ADSs of Grupo Cibest, and their Bancolombia ADSs were cancelled.

The Common Shares and Preferred Shares issued by Grupo Cibest are listed on the Colombian Stock Exchange (BVC) under the symbols CIBEST and PFCIBEST, respectively. The ADSs representing Preferred Shares are listed on the NYSE under the symbol CIB, the same symbol under which Bancolombia’s ADSs were previously traded.

The Common Shares, Preferred Shares, and ADSs issued by Grupo Cibest became tradable as of Monday, May 19, 2025.

At the ordinary meeting of Cibest’s General Shareholders’ Assembly held on March 24, 2026, the termination of the share repurchase program for common shares, preferred dividend shares without voting rights, and Cibest American Depositary Receipts (ADRs), which had been approved by the Shareholders’ Assembly on June 9, 2025, was approved. Likewise, the implementation of a new share repurchase program for common shares, preferred dividend shares without voting rights, and Cibest American Depositary Receipts (ADRs) was approved, for an amount of up to one trillion three hundred and fifty thousand million Colombian pesos (COP 1,350,000 million), for a term of up to three (3) years, counted from the approval of the Repurchase Program regulations by the Board of Directors. For further information, , see Note 13. Appropriated Reserves and Condensed Consolidated Interim Statement of Changes in Equity.

Cibest Corporate Group has national and international presence in Colombia, the United States, Puerto Rico, Panama, Guatemala, and El Salvador, and operates in the following segments: Banking Colombia, Banking Panama, Banking El Salvador, Banking Guatemala, Leases and Others (these include Fiduciaria Bancolombia, Banca de Inversión Bancolombia and Valores Bancolombia). These activities are described in Note 3. Operating Segments.

Regarding the subsidiaries, the assets and liabilities of operations in Barbados through Mercom Bank Ltd. were transferred to other entities, resulting in zero balances for both loan and deposit portfolios. The liquidation of this company has been approved by the public registry and is currently undergoing approval by the Central Bank of Barbados.

Operations in the Cayman Islands through Sinesa Cayman, Inc. (formerly Bancolombia Cayman) have been cancelled or transferred. On November 22, 2023, the Cayman Islands Monetary Authority approved the surrender of the banking license pursuant to Section 20(1)(a) of the Banks and Trust Companies Act (2021 Revision) (“BTCA”), thereby cancelling the license as of that date. No longer a banking entity, the company changed its corporate name to Sinesa Cayman, Inc. on June 20, 2024, and is currently undergoing dissolution and liquidation before the Cayman Islands Companies Registry.

On August 27, 2025, the Extraordinary Shareholders’ Meeting of Bancolombia approved the voluntary delisting of Bancolombia's Common Shares and Preferred Shares from the National Registry of Securities and Issuers (RNVE) and the Colombian Stock Exchange (BVC). In line with this decision, the BVC formally notified the Bank of the delisting of the securities from its trading systems, effective as of September 19, 2025.

Moreover, on December 18, 2025, it was announced to the market the execution of a share purchase agreement with Inversiones Cuscatlán Centroamérica S.A. for the sale of 100% of the shares of Banistmo S.A. The agreed purchase price was USD 1,418,000 (subject to customary adjustments at the closing of the transaction) and will be paid in full on the closing date, once the required regulatory authorizations in Panama have been obtained and the conditions set forth in the share purchase agreement have been fulfilled.

On January 2, 2026, a company named Estrategias Cibest S.A.S. was incorporated, whose corporate purpose is aimed at carrying out any lawful economic activity, including, among others, investments in movable and immovable assets, and in particular, investments in shares, quotas, or equity interests, or any other type of participation interest in Colombian and/or foreign companies or entities, as well as the management of such investments. Cibest holds 100% of the shares of this company.

Likewise, as part of the completion of the corporate reorganization of the Panamanian subsidiary Banistmo S.A., which was disclosed to the market on October 21, 2025, on March 10, 2026 the change of corporate name of Valores Banistmo S.A. became effective, which is now known as Cibest Capital Panamá S.A.

As of March 31, 2026, Grupo Cibest Consolidated has 33,588 employees, 35,305 banking correspondents, 6,136 ATMs and operates through 832 offices. Regarding the above, Banistmo (a subsidiary classified as a discontinued operation) had 2,128 employees, 356 banking correspondents, 333 ATMs, and operated through 37 offices.

NOTE 2. MATERIAL ACCOUNTING POLICIES
A.   Basis for preparation of the Condensed Consolidated Interim Financial Statements
The Condensed Consolidated Interim Financial Statements for the cumulative three months ended on March 31, 2026 have been prepared in accordance with International Accounting Standard 34: Interim Financial Reporting (“IAS 34”), issued by the International Accounting Standards Board (hereinafter, IASB). They do not include all the information and disclosures required for full annual financial statements and should be read in conjunction with Cibest Corporate Group and its subsidiaries consolidated financial statements for the year ended on December 31, 2025 which complied with International Financial Reporting Standards (hereinafter, IFRS) issued by the IASB, as well as the interpretations issued by the International Financial Reporting Interpretations Committee (hereinafter, IFRS-IC). The Condensed Consolidated Interim Financial Statements as of March 31, 2026 and 2025 have not been audited.

Preparation of the Condensed Consolidated Interim Financial Statements under going concern basis
Management has assessed the Cibest Corporate Group’s ability to continue as a going concern and confirms that Grupo Cibest Consolidated has adequate liquidity and solvency to continue operating the business for the foreseeable future, which is at least, but is not limited to, 12 months from the end of the reporting period. Based on Cibest Corporate Group's liquidity position at the date of authorization of the Condensed Consolidated Interim Financial Statements, Management maintains a reasonable expectation that it has adequate liquidity and solvency to continue in operation for at least the next 12 months and that the going concern basis of accounting remains appropriate.

The Condensed Consolidated Interim Financial Statements were prepared on a going concern basis and do not include any adjustments to the reported carrying amounts and classification of assets, liabilities and expenses that might otherwise be required if the going concern basis were not correct.

In the Management opinion, these Condensed Consolidated Interim Financial Statements reflect all material adjustments considered necessary in the circumstances and based on the best information available as of March 31, 2026 and the date of their promulgation and issuance, for a fair representation of financial results for the interim periods presented.

The results of operations for the cumulative three months ended on March 31, 2026 and 2025 are not necessarily indicative of the results for the full year. Cibest Corporate Grupo believes that the disclosures are sufficient to make the information presented not misleading or biased. For this reason, the Condensed Consolidated Interim Financial Statements include selected explanatory notes to explain events and transactions that are important to the financial statements users or represent significant materiality in understanding the changes in the Cibest Corporate Group’s financial position and performance since the last annual audited financial statements.

Assets and liabilities are measured at cost or amortized cost, except for some financial assets and liabilities and investment properties that are measured at fair value. Financial assets and liabilities measured at fair value comprise those classified as assets and liabilities at fair value through profit or loss, debt instruments and equity securities measured at fair value through other comprehensive income (“OCI”) and derivative instruments. Likewise, the carrying value of assets and liabilities recognized as a fair value hedge are adjusted for changes in fair value attributable to the hedged risk. Almost, investments in associates and joint ventures are measured using the equity method.

The Condensed Consolidated Interim Financial Statements are stated in Colombian pesos (“COP”) and figures are stated in millions or billions (when indicated), except earnings per share, diluted earnings per share, dividends per share and the exchange rate, which are stated in units of Colombian pesos, while other currencies (dollars, euro, pounds, etc.) are stated in thousands.

The Parent Company’s financial statements, which have been prepared in accordance with “Normas de Contabilidad e Información Financiera” (“NCIF”) applicable to separate financial statements, are those that serve as the basis for the regulatory compliance, distribution of dividends and other appropriations by the shareholders.

The separate financial statements are those presented by the Parent Company in which the entity recognizes and measures the impairment of credit risk through allowances for loans losses, the classification and measurement of certain financial instruments (such as debt securities and equity instruments) and the recognition of provisions for foreclosed assets, in accordance with the accounting required by the “Superintendencia Financiera de Colombia” (“SFC”), which differ in certain accounting principles from IFRS that are used in the Condensed Consolidated Interim Financial Statements.

Business reorganization and transactions between entities under common control

The business reorganization process under common control refers to transactions in which entities under Cibest Corporate Group's control are restructured, both before and after the reorganization, and such control is not temporary.

For transactions under common control, Cibest Corporate Group has chosen, as its accounting policy to apply the predecessor value method for the recognizing intercompany transactions. This means that the assets and liabilities carved out from the entity or business being spun off are recognized in the Separate Financial Statements of the receiving company at their carrying amount, as recorded prior to the transaction date.

Cibest Corporate Group presents the net assets received as if they had always been part of its its financial statements from the date of transfer.

During the second quarter of 2025, the Company assumed the role of the parent entity within the economic group. Accordingly, from that date forward, the accompanying financial statements include all subsidiaries that were previously consolidated by Bancolombia S.A. For additional information, refer to Note 1 — Reporting Entity.

B.   Use of estimates and judgments

The preparation of Condensed Consolidated Interim Financial Statements requires that the Cibest Corporate Group's Management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revision to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

For the period ended on March 31, 2026 there were no changes in the significant estimates and judgments made by Management in applying the Cibest Corporate Group's accounting, as compared to those applied in the consolidated financial statements at the year ended on December 31, 2025.

C. Material accounting policies and recently issued accounting pronouncements

The same accounting policies and methods of calculation applied in the consolidated financial statements for the year ended on December 31, 2025 continue to be applied in these condensed consolidated interim financial statements, except for the adoption of new standards, improvements and interpretations effective from January 1, 2025, as shown below:

Issued accounting pronouncements applicable in future periods

IFRS 18 Presentation and Disclosure in Financial Statements: In April 2024, the Board issued IFRS 18 to replace IAS 1 Presentation of Financial Statements. IFRS 18 introduces three sets of new requirements to improve the way companies report their financial performance and give investors a better basis for analyzing and comparing companies:
•Improved comparability in the statement of income: IFRS 18 introduces three defined categories for income and expenses (operating, investing and financing) to improve the structure of the statement of income, and requires all companies to provide new defined subtotals, including operating profit.
•Enhanced transparency of management-defined performance measures: The new standard requires companies to disclose explanations of those company-specific measures that are related to the statement of income, referred to as management-defined performance measures.
•More useful grouping of information in the financial statements: IFRS 18 sets out enhanced guidance on how to organize information and whether to provide it in the primary financial statements or in the notes. In addition, the new standard requires companies to provide more transparency about operating expenses, helping investors to find and understand the information they need.

IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027, and early application is permitted.

Management is assessing the impact that these amendments will have on the Group's Condensed Consolidated Interim Financial Statements and disclosures.

NOTE 3. OPERATING SEGMENTS

Operating segments are defined as components of an entity about which separate financial information is available and that is evaluated regularly by the chief operating decision maker (CODM) in deciding how to allocate resources and assessing performance; the CODM comprises the Cibest Corporate Group’s President (CEO) and Financial Vice President (CFO). Segment information has been prepared following the Cibest Corporate Group’s accounting policies and is presented consistently with the internal reports provided to the CODM.

The chief operating decision maker (CODM) uses a variety of information and key financial data on a segment basis to assess the performance and make decisions regarding the investment and allocation of resources, such as:

•Net interest margin (Net margin on financial instruments divided by average interest-earning assets).
•Return on average total assets (Net income divided by average total assets).
•Return on average stockholders’ equity.
•Efficiency ratio (Operating expenses as a percentage of interest, fees, services, and other operating income).
•Asset quality and loan coverage ratios.

The Cibest Corporate Group reports the following operating segments: Banking Colombia, Banking Panama (discontinued operation), Banking El Salvador, Banking Guatemala, International Banking, Leases, and All Other segments. Segments are identified primarily by the nature of products and services and geographical footprint, consistent with the internal reporting to the CODM.

In December 2025, Cibest Corporate Group conducted a comprehensive review of the information structure used by the Chief Operating Decision Maker (CODM) for strategic decision-making and performance assessment. As a result of this analysis, adjustments were made to the presentation of the disclosed operating segments, with the purpose of ensuring that the reported information more accurately reflects the manner in which CODM manages and oversees operational activities.

To maintain the comparability of information, prior periods have been restated in accordance with the new operating segment structure, without generating impacts on the consolidated results of Cibest Corporate Group.

The Cibest Corporate Group’s operating segments are comprised as follows:

•Banking Colombia

This segment provides individual and corporate banking products and services to individuals, businesses, and national and local governments in Colombia. The Parent Company's business strategy seeks to meet customers' financial needs and is based on personalized service, a friendly and approachable attitude, and the generation of added value, ensuring quality of service and fostering business growth and national development.

The commercial strategy is based on a segmented service model by customer type Personal, Plus and Empresarial for individuals and SMEs, and Corporate and Government for larger customers. In particular, the corporate sales force specializes in companies with more than COP 100.000, covering 12 economic sectors: agriculture, commerce, supplies and materials manufacturing, consumer goods, financial services, health, education, construction, government, infrastructure, real estate and natural resources.

The segment centrally manages the loan portfolio, funding and liquidity, and the distribution of treasury products and services in the Colombian market, in line with the Cibest Corporate Group’s risk, profitability and sustainability policies.

•Banking Panama (discontinued operation)

This segment comprises the financial services provided in Panama through Banistmo S.A., its subsidiaries Banistmo Investment Corporation S.A. and Leasing Banistmo S.A., Desarrollo de Oriente S.A., as well as the non‑operating entities

Banistmo Capital Markets Group Inc., Anavi Investment Corporation S.A., Steens Enterprises S.A., and Ordway Holdings S.A.
This segment also manages the own‑book loan portfolio, liquidity, and the distribution of treasury products for customers in Panama.

In 2025, the corporate reorganization of Banistmo S.A. was completed, under which 1 of its ownership interest in Valores Banistmo S.A. was spun off in favor of Cibest Panamá Assets S.A., a company 1 owned by Cibest Corporate Group.

On December 18, 2025, the Cibest Corporate Group executed a share purchase agreement for the sale of 1 of the shares of Banistmo S.A. As a result, this operation is classified as a discontinued operation under IFRS 5, and its assets, liabilities, and results are presented within the specific discontinued‑operation line items in the consolidated financial statements. As of March 31, 2026, Banistmo S.A. is considered an asset held for sale. For further information, see Note 1. Reporting Entity.

•Banking El Salvador

This segment provides comprehensive financial services in El Salvador through Banco Agrícola S.A., Banagrícola S.A., Inversiones Financieras Banco Agrícola S.A. (IFBA), Arrendadora Financiera S.A. Arfinsa, ACCELERA S.A. de C.V., Valores Banagrícola S.A. de C.V., Bagrícola Costa Rica S.A. and Gestora de Fondos de Inversión Banagrícola S.A. These entities offer banking, fiduciary, financial leasing, fund management, brokerage and credit products.

The segment also manages own‑book lending, liquidity and the distribution of treasury products and services to customers in El Salvador.

•Banking Guatemala

This segment serves the Guatemalan market through Banco Agromercantil de Guatemala S.A., Grupo Agromercantil Holding S.A., Seguros Agromercantil de Guatemala S.A., Arrendadora Agromercantil S.A., Financiera Agromercantil S.A., Agrovalores S.A., Asistencia y Ajustes S.A., Serproba S.A., Servicios de Formalización S.A., Conserjería, Mantenimiento y Mensajería S.A. (in voluntary liquidation), New Alma Enterprises Ltd., and Mercom Bank Ltd. The assets and liabilities of the operations in Barbados through Mercom Bank Ltd. were transferred to other entities, leaving loan and deposit balances at zero as of January 31, 2024. As of December 31, 2025, the public registry approved the liquidation of this company, which is pending approval by the Central Bank of Barbados. See Note 1. Reporting Entity.

This segment is also responsible for managing own‑book lending, liquidity, and the distribution of treasury products and services to customers in Guatemala.

•International Banking

This segment comprises the Cibest Corporate Group’s international operations through Bancolombia Panamá S.A., Bancolombia Puerto Rico Internacional Inc., and SINESA Cayman, Inc. (formerly Bancolombia Cayman S.A., currently being wound down). These platforms provide international banking services, foreign‑currency products, cash‑management structures, offshore funding, and financing for regional and non‑resident customers.

Operations in the Cayman Islands through SINESA Cayman, Inc. (formerly Bancolombia Cayman S.A.) have been cancelled or transferred. As of March 31, 2026, the company is in dissolution and liquidation, now that the deactivation process has been completed with the Cayman Islands Companies Registry (DICT portal).

•Leases

The Leases segment consolidates the operating leasing, finance leasing and real‑estate asset management activities of the Cibest Corporate Group, primarily through Renting Colombia S.A.S., Valores Simesa S.A., FCP Fondo Inmobiliario Colombia, and a broad structure of autonomous trusts and real estate trusts (patrimonios autónomos y fideicomisos), including: P.A. FAI Calle 77, P.A. Nomad Salitre, P.A. Nomad Central‑2, P.A. Calle 84 (2), P.A. Calle 84 (3), P.A. Nomad Distrito Vera, P.A. Nexo, P.A. Mercurio, P.A. CEDIS Sodimac, P.A. Inmuebles CEM, P.A. Calle 92 FIC‑11, P.A. FIC Edificio Corfinsura, P.A. FIC A5, P.A. FIC Inmuebles, P.A. FIC Clínica del Prado, P.A. FIC A6, P.A. Central Point, P.A. Fideicomiso Twins Bay, Fideicomiso Lote Av. San Martín, P.A. Fideicomiso Lote 30, Fideicomiso Fondo

Inmobiliario Bancolombia, P.A. Florencia Ferrara, P.A. Flor Morado Plaza, P.A. Linz Graz del Río, Fideicomiso Selecto Terrazu (Towers 1 and 2), Fideicomiso Lote C6 Cartón de Colombia, Fideicomiso Mokana Recursos and Fideicomiso River Park.
The segment manages the leasing portfolio, income‑producing real‑estate assets, project structuring and the associated treasury management.
•All other segments

This segment includes holding, investment, fiduciary operations, technology, innovation, capital markets and special‑purpose vehicles that do not meet the quantitative thresholds of IFRS 8 to be reported separately. It comprises: Grupo Cibest S.A., Inversiones Cibest S.A.S., Cibest Investment Management S.A.S., Valores Cibest S.A.S., Cibest Inversiones Estratégicas S.A.S., Sistemas de Inversiones y Negocios S.A. – SINESA, Banca de Inversión Bancolombia S.A. Corporación Financiera, Negocios Digitales Colombia S.A.S., Inversiones CFNS S.A.S., WOMPI S.A.S., Nequi S.A. Compañía de Financiamiento, Wenia S.A.S., Wenia Ltd., Cibest Panamá Assets S.A., P.A. Wenia, P.A. Títulos de Pagos por Ejecución, P.A. Tokenización Novus, Cibest Capital Panamá S.A., S.A., Valores Bancolombia S.A. Comisionista de Bolsa, Cibest Capital Holdings USA LLC, Cibest Capital Advisory Services LLC, Estrategias Cibest S.A.S, and Cibest Capital Securities LLC.

Entities in this segment carry out capital‑markets activities, brokerage services, investment advisory, technology solutions, fiduciary administration, digital innovation, investment vehicles and holding functions. They also provide strategic, operational and financial support to the Cibest Corporate Group through corporate functions, technology platforms, and the distribution of specialized products and services.

In accordance with IFRS 8, the figures reported under “All other segments” aggregate information for operating segments that individually did not meet the quantitative thresholds defined by that standard; that is, the absolute amount of their reported results represents, in absolute terms, less than 10% of the combined results of all segments, and their assets represent less than 10% of the combined assets of all operating segments of Cibest Corporate Group.

Financial performance by operating segment:

The CODM reviews the performance of the Cibest Corporate Group using the following financial information by operating segment:

For the three -month period ending March 31, 2026
	Banking Colombia	Banking El Salvador	Banking Guatemala	International Banking	Leases(4)	All other segments	Total segments	Discontinued operations Banking Panama(5)
In millions of COP
Total interest and valuation on financial instruments	7,015,136	476,075	440,399	230,100	57,439	33,971	8,253,120	558,454
Interest income on loans and financial leases	6,669,678	432,421	413,363	196,275	58,018	8,561	7,778,316	457,299
Debt investments	235,864	43,527	28,445	20,983	1,131	24,206	354,156	77,583
Derivatives, net	88,939	-	-	(2)	(1,710)	(434)	86,793	(2)
Liquidity operations, net	20,655	127	(1,409)	12,844	-	1,638	33,855	23,574
Interest expenses	(2,514,179)	(100,930)	(201,259)	(153,726)	(86,273)	(14,327)	(3,070,694)	(279,377)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	4,500,957	375,145	239,140	76,374	(28,834)	19,644	5,182,426	279,077
Credit impairment charges, net	(1,039,410)	(89,829)	(74,381)	(17,995)	(3,504)	(4,141)	(1,229,260)	(61,223)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	3,461,547	285,316	164,759	58,379	(32,338)	15,503	3,953,166	217,854
(Expenses) Revenues from transactions by the operating segments of the Bank	(39,144)	(130)	(10,240)	73,306	(32,984)	9,192	-	8,789
Fees and commissions income(1)	1,542,695	149,006	79,165	12,122	1,064	221,407	2,005,459	119,426
Fees and commissions expenses	(653,040)	(72,117)	(19,470)	(2,761)	(121)	(6,874)	(754,383)	(61,250)
Total fees and commissions, net	889,655	76,889	59,695	9,361	943	214,533	1,251,076	58,176
Other operating income	390,851	8,381	30,860	2,035	382,852	39,748	854,727	9,661
Dividends and net income on equity investments(2)	23,594	48	-	-	75,572	31,596	130,810	347
Net Income from discontinued operations	-	-	-	-	-	-	-	50,053
Total operating income, net	4,726,503	370,504	245,074	143,081	394,045	310,572	6,189,779	344,880
Operating expenses(3)	(2,901,422)	(203,191)	(130,483)	(22,945)	(261,071)	(278,263)	(3,797,375)	(160,045)
Impairment, depreciation and amortization	(180,673)	(17,275)	(11,721)	(1,048)	(33,605)	(2,720)	(247,042)	(2,482)
Total operating expenses	(3,082,095)	(220,466)	(142,204)	(23,993)	(294,676)	(280,983)	(4,044,417)	(162,527)
Profit before income tax	1,644,408	150,038	102,870	119,088	99,369	29,589	2,145,362	182,353
(1)For further information about income from contracts with customers, see Note 14.3. Commissions.
(2)For further information see Note 14.5. Dividends and net income on equity investments.
(3)Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.
(4)In March 2026, the Leases segment is presented separately as its own reportable segment. For comparative purposes, the 2025 information has been restated, as these operations were included within “All other segments” during that period.
(5)As of March 31, 2026, Banistmo S.A. is considered an asset held for sale. The profit before income tax of Banking Panama segment (discontinued operation) differs from the net income from discontinued operations because it does not include the income tax related to that segment. For more information, see Note 1. Reporting Entity.

For the three -month period ending March 31, 2025
	Banking Colombia	Banking El Salvador	Banking Guatemala	International Banking	Leases(4)	All other segments	Total segments	Discontinued operations Banking Panama(5)
In millions of COP
Total interest and valuation on financial instruments	6,423,653	493,890	511,785	266,818	55,847	20,344	7,772,337	641,121
Interest income on loans and financial leases	6,050,298	427,190	471,699	219,799	56,270	5,388	7,230,644	532,963
Debt investments	401,388	66,521	40,505	23,990	28	12,796	545,228	88,367
Derivatives, net	(42,609)	-	-	(57)	(451)	(287)	(43,404)	574
Liquidity operations, net	14,576	179	(419)	23,086	-	2,447	39,869	19,217
Interest expenses	(2,466,380)	(112,512)	(226,692)	(185,811)	(32,946)	(64)	(3,024,405)	(325,054)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	3,957,273	381,378	285,093	81,007	22,901	20,280	4,747,932	316,067
Credit impairment charges, net	(869,591)	(60,500)	(113,873)	(34,070)	(2,885)	(579)	(1,081,498)	(18,051)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	3,087,682	320,878	171,220	46,937	20,016	19,701	3,666,434	298,016
(Expenses) Revenues from transactions by the operating segments of the Bank	(48,622)	1,662	(24,540)	90,702	(25,606)	6,404	-	-
Fees and commissions income(1)	1,411,603	143,536	49,551	12,794	550	175,220	1,793,254	127,980
Fees and commissions expenses	(732,330)	(67,936)	(22,803)	(2,562)	(589)	(5,788)	(832,008)	(71,459)
Total fees and commissions, net	679,273	75,600	26,748	10,232	(39)	169,432	961,246	56,521
Other operating income	301,437	17,226	25,656	3,743	474,136	5,360	827,558	9,014
Dividends and net income on equity investments(2)	29,163	1,635	351	15	75,169	29,549	135,882	1,442
Total operating income, net	4,048,933	417,001	199,435	151,629	543,676	230,446	5,591,120	364,993
Operating expenses(3)	(2,203,937)	(195,651)	(164,072)	(24,693)	(253,827)	(166,779)	(3,008,959)	(217,211)
Impairment, depreciation and amortization	(190,846)	(22,992)	(14,999)	(803)	(9,216)	(2,957)	(241,813)	(24,443)
Total operating expenses	(2,394,783)	(218,643)	(179,071)	(25,496)	(263,043)	(169,736)	(3,250,772)	(241,654)
Profit before income tax	1,654,150	198,358	20,364	126,133	280,633	60,710	2,340,348	123,339
(1)For further information about income from contracts with customers, see Note 14.3. Commissions.
(2)For further information see Note 14.5. Dividends and net income on equity investments.
(3)Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.
(4)In 2026, the Leases segment is presented separately as its own reportable segment. For comparative purposes, the 2025 information has been restated, as these operations were included within “All other segments” during that period.
(5)As of March 31, 2026, Banistmo S.A. is considered an asset held for sale. The profit before income tax of Banking Panama segment (discontinued operation) differs from the net income from discontinued operations because it does not include the income tax related to that segment. For more information, see Note 1. Reporting Entity.

NOTE 4. CASH AND CASH EQUIVALENTS
For purposes of the Condensed Consolidated Interim Statement of cash flow and the Condensed Consolidated Interim Statement of Financial Position, the following assets are considered as cash and cash equivalents:

	March 31, 2026(1)	December 31, 2025(1)
In millions of COP
Cash and balances at central bank
Cash	9,198,276	7,981,486
Due from central banks(2)	6,313,070	8,762,476
Due from other private financial entities	7,753,052	5,985,138
Checks on hold	57,523	55,091
Remittances of domestic negotiated checks in transit	6,196	21,444
Total cash and due from banks	23,328,117	22,805,635
Money market transactions
Interbank borrowings(3)	3,074,934	2,437,175
Reverse repurchase agreements and other similar secured loans(4)	2,923,357	4,673,590
Total money market transactions	5,998,291	7,110,765
Total cash and cash equivalents	29,326,408	29,916,400
(1)As of March 31, 2026 and December 31, 2025 Banistmo S.A. was considered an asset held for sale and had cash and cash equivalents of COP 3,766,589 and, COP 3,517,759, which were reclassified to Assets related to investments in subsidiaries held for sale. For more information, see Note 1. Reporting Entity.
(2)According to External Resolution No. 3 of 2024 of Banco de la República de Colombia, which amends External Resolution No. 5 of 2008, Bancolombia S.A. must maintain, the equivalent of 7%, of the deposits mentioned in Article 1, paragraph (a), and the equivalent of 2.5% of its customer’s deposits with a maturity of less than 18 months (paragraph b). According to Resolution Number 177 of 2002 issued by the Guatemala Monetary Board, Grupo Agromercantil Holding through its subsidiary Banco Agromercantil de Guatemala must maintain the equivalent of 14.60% of its customer’s deposits daily balances as a legal banking reserve, represented in unrestricted deposits at the Bank of Guatemala. Additionally, circular SBP-DR-CIRCULAR-2024-0036 dated July 02, 2024, communicates the decision of the Superintendency of Banks of Panama to maintain the percentage established in the General Resolution of the Board of Directors SBP-GJD-0003-2014 dated January 28, 2014, which sets at 30.00% the minimum legal liquidity rate that Panamanian banks must maintain. Finally, in accordance with temporary rule NPBT-17, effective from March 25, 2026, to September 8, 2026, Banco Agrícola must maintain an equivalent average daily amount of its deposits and debt instruments in issue as a liquidity reserve between 1.00% and 16.00% represented in unrestricted deposits or debt instruments in issue by the Central Bank of el Salvador. Once the established term has ended, the bank continues to comply with the Technical Norm (NRP-28), issued by the Central Bank, under which it must maintain an equivalent amount between 1.00% and 18.00%, which has been in effect since June 23, 2021.
(3)The increase is mainly presented in Bancolombia Panama S.A, Bancolombia S.A. and Bancolombia Puerto Rico Internacional Inc
(4) The variation is mainly generated by the decrease in Reverse repurchase agreements and other similar secured loans in simultaneous operations with the Cámara de Riesgo Central de Contraparte in Colombia.

As of March 31, 2026 and December 31, 2025, there is restricted cash amounting to COP 635,400 and COP 520,105, respectively, included in other assets on the Condensed Consolidated Interim Statement of Financial Position, which represents margin deposits pledged as collateral for derivative contracts traded through Colombian clearing houses.

NOTE 5. FINANCIAL ASSETS INVESTMENTS AND DERIVATIVES
5.1   Financial assets investments
Cibest Corporate Group has securities portfolios at fair value through profit or loss, other comprehensive income and at amortized cost are listed below, as of March 31, 2026 and December 31, 2025:
As of March 31, 2026

Financial assets investments	Measurement methodology			Total carrying value, net
	Fair value through profit or loss	Fair value through other comprehensive income, net	Amortized cost, net
In millions of COP
Securities issued by the Colombian Government(1)	17,198,445	2,681,855	1,159,294	21,039,594
Securities issued by foreign governments	8,099,816	-	329,925	8,429,741
Securities issued by government entities	154,412	-	4,416,709	4,571,121
Corporate bonds	92,079	854,744	916,202	1,863,025
Securities issued by other financial institutions(2)(3)	1,068,366	62,699	270,604	1,401,669
Total debt instruments	26,613,118	3,599,298	7,092,734	37,305,150
Total equity securities	1,170,802	325,036	-	1,495,838
Total other instruments financial(4)	29,691	-	-	29,691
Total financial assets investments	27,813,611	3,924,334	7,092,734	38,830,679
(1)The increase in investments in financial assets measured at fair value through profit or loss is mainly due to the acquisition of Colombian treasury instruments (TES) by Bancolombia S.A.
(2)Includes mortgage-backed securities (TIPS) measured at fair value through profit or loss amounting to COP 84,466. For further information on TIPS’ fair value measurement see Note 19. Fair value of assets and liabilities.
(3)At March 31, 2026, the Group has recognized in the Condensed Consolidated Interim Statement of Comprehensive Income COP (11,028) related to debt instruments at fair value through OCI.
(4)Corresponds to convertible notes or agreements for the future purchase of shares, Simple Agreement for Future Equity “SAFE”, by Cibest Panamá Assets, S.A., Banagrícola S.A., Inversiones CFNS S.A.S. and Bancolombia S.A.
As of December 31, 2025

Financial assets investments	Measurement methodology			Total carrying value, net
	Fair value through profit or loss	Fair value through other comprehensive income, net	Amortized cost, net
In millions of COP
Securities issued by the Colombian Government	12,615,680	2,625,566	137,017	15,378,263
Securities issued by foreign governments	9,776,321	-	344,985	10,121,306
Securities issued by government entities	152,574	-	4,125,782	4,278,356
Corporate bonds	89,471	862,158	934,475	1,886,104
Securities issued by other financial institutions(1)(2)	825,334	63,624	270,365	1,159,323
Total debt instruments	23,459,380	3,551,348	5,812,624	32,823,352
Total equity securities	1,136,645	326,977	-	1,463,622
Total other instruments financial(3)	30,285	-	-	30,285
Total financial assets investments	24,626,310	3,878,325	5,812,624	34,317,259
(1)Includes mortgage-backed securities (TIPS) measured at fair value through profit or loss amounting to COP 93,092. For further information on TIPS’ fair value measurement see Note 19. Fair value of assets and liabilities.
(2)At December 31, 2025, the Group has recognized in the Consolidated Statement of Comprehensive Income COP 34,900 related to debt instruments at fair value through OCI.

(3)Corresponds to convertible notes or agreements for the future purchase of shares, Simple Agreement for Future Equity “SAFE”, by Cibest Panamá Assets, S.A., Banagrícola S.A., Inversiones CFNS S.A.S. and Bancolombia S.A.
The following table shows the breakdown of the changes in the gross carrying amount of the debt securities at fair value through other comprehensive income and amortized cost, in order to explain their significance to the changes in the loss allowance for the same portfolio as discussed above:
As of March 31, 2026

Debt instruments portfolio measure at fair value through OCI and amortized cost	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Gross carrying amount as at 1 January 2026	6,313,062	3,050,910	-	9,363,972
Sales and maturities(1)	(1,145,516)	-	-	(1,145,516)
Purchases and renewals(2)	2,427,481	-	-	2,427,481
Valuation and payments	27,197	52,703	-	79,900
Foreign Exchange	(22,861)	(10,944)	-	(33,805)
Gross carrying amount as at 31 March 2026	7,599,363	3,092,669	-	10,692,032
(1)Corresponds mainly to maturities of securities issued by government entities at Bancolombia S.A.
(2)Corresponds to renewals of securities issued by government entities at Bancolombia S.A., and the purchase of securities issued by the Colombian Government in the P.A. Títulos de pago por ejecución, amounting to COP 1.3 trillion.

As of December 31, 2025

Debt instruments portfolio measure at fair value through OCI and amortized cost	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Gross carrying amount as at 1 January 2025	12,998,652	454,065	36,577	13,489,294
Reclassification to assets held for sale(1)	(4,188,943)	(100,495)	(36,577)	(4,326,015)
Transfer from stage 1 to stage 2(2)	(137,017)	137,017	-	-
Transfer from stage 2 to stage 1(3)	13,435	(13,435)	-	-
Sales and maturities	(6,740,567)	-	-	(6,740,567)
Purchases and renewals	4,570,660	2,490,647	-	7,061,307
Valuation and payments	(50,949)	135,439	-	84,490
Foreign Exchange	(152,209)	(52,328)	-	(204,537)
Gross carrying amount as at 31 December 2025	6,313,062	3,050,910	-	9,363,972
(1)The accumulated value as of December 31, 2025, includes the effects of Banistmo S.A.'s classification as asset held for sale since December 18, 2025. For more information see Note 1. Reporting Entity.
(2)Stage transfer in Colombian treasury instruments (TES) by Bancolombia Panamá S.A. and Bancolombia Puerto Rico Internacional Inc.
(3)Stage transfer in foreign issuers by Bancolombia Panamá S.A. and Bancolombia Puerto Rico Internacional Inc.
The following table shows the impairment detail for the debt instruments portfolio using the expected credit losses model:
As of March 31, 2026

Concept	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Securities at amortized cost, net	6,681,919	410,815	-	7,092,734
Carrying amount	6,699,233	414,484	-	7,113,717
Loss allowance	(17,314)	(3,669)	-	(20,983)
Securities at fair value through other comprehensive income(1)	917,444	2,681,854	-	3,599,298
Total debt instruments portfolio measure at fair value through OCI and amortized cost	7,599,363	3,092,669	-	10,692,032

(1)Loss allowance of investments at fair value through OCI corresponds to COP 2,657 classified in stage 1 to COP 1,689 and in stage 2 to COP 968; the loss allowance decrease in relation to 2025 from COP (1,517) is due to net provisions recognized during the period.
As of December 31, 2025

Concept	Stage 1	Stage 2	Total(1)
In millions of COP
Securities at amortized cost, net	5,387,280	425,344	5,812,624
Carrying amount	5,399,656	429,664	5,829,320
Loss allowance	(12,376)	(4,320)	(16,696)
Securities at fair value through other comprehensive income(2)	925,782	2,625,566	3,551,348
Total debt instruments portfolio measure at fair value through OCI and amortized cost	6,313,062	3,050,910	9,363,972
(1) The accumulated value as of December 31, 2025, includes the effects of Banistmo S.A.'s classification as asset held for sale since December 18, 2025. For more information see Note 1. Reporting Entity.
(2) Loss allowance of investments at fair value through OCI corresponds to COP 4,174 classified in stage 1 to COP 1,757 and in stage 2 to COP 2,417.
The following table sets forth the changes in the allowance for debt instruments measured at amortized cost:
As of March 31, 2026

Concept	Stage 1	Stage 2	Total
In millions of COP
Loss allowance of January 1, 2026	12,376	4,320	16,696
Sales and maturities	(424)	-	(424)
Purchases and renewals(1)	8,699	-	8,699
Net provisions recognized during the period(2)	(3,294)	(545)	(3,839)
Foreign Exchange(3)	(43)	(106)	(149)
Loss allowance of March 31, 2026	17,314	3,669	20,983
(1)Corresponds to renewals of securities issued by government entities at Bancolombia S.A., as well as securities issued by the Colombian Government and purchased through P.A. Títulos de pago por ejecución.
(2)Impairment is mainly in securities issued by government entities at Bancolombia S.A.
(3)The decrease is due to the variation in the market representative rate during the year 2026.
As of March 31, 2025

Concept	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Loss allowance of January 1, 2025	33,409	8,120	17,408	58,937
Change of measurement	1	-	-	1
Sales and maturities	(280)	-	-	(280)
Purchases and renewals(1)	2,920	-	-	2,920
Net provisions recognized during the period	(10,111)	(2,355)	2,188	(10,278)
Foreign Exchange	(1,227)	(401)	(857)	(2,485)
Loss allowance of march 31, 2025	24,712	5,364	18,739	48,815
(1)Impairment is mainly in securities issued by government entities at Bancolombia S.A.

The Group has recognized in the condensed consolidated interim statement of comprehensive income related to equity securities and trust funds at fair value through OCI as of March 31, 2026, and 2025, COP 121 and COP 4,378, respectively. See condensed consolidated interim statement of comprehensive income.

Equity securities that are measured at fair value through OCI are considered strategic for the Group and, thus, there is no intention to sell them in the foreseeable future and that is the main reason for using this presentation alternative.

The following table details the equity instruments designated at fair value through OCI analyzed by listing status:

Equity securities	Carrying amount
	March 31, 2026	December 31, 2025
In millions of COP
Securities at fair value through OCI:
Equity securities listed in Colombia	2	2
Equity securities listed in foreign countries	73,015	73,149
Equity securities unlisted:
Asociación Gremial de Instituciones Financieras Credibanco S.A.	125,734	125,732
Transacciones y Transferencias, S. A.	34,288	35,116
Compañía de Procesamiento de Medios de Pago Guatemala (Bahamas), S. A.	33,233	34,035
Cámara de Riesgo Central de Contraparte de Colombia S.A.	20,406	20,406
Pexton Holdings Limited	8,687	8,917
Suncolombia SAS	5,490	5,636
Derecho Fiduciario Inmobiliaria Cadenalco	4,326	4,260
Others	19,855	19,724
Total equity securities at fair value through OCI	325,036	326,977
As of March 31, 2026 and 2025 the dividends from equity investments at fair value through OCI for COP 3,939 and COP 4,077, respectively and investments written off for COP 15, in 2025. See Note 14.5. Dividends and net income on equity investments.
5.2   Derivative financial instruments
The Group’s derivative activities do not give rise to significant open positions in portfolios of derivatives. The Group enters into derivative transactions to facilitate customer business, for hedging purposes and arbitrage activities, such as forwards, options or swaps where the underlying are exchange rates, interest rates and securities.
A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument (including another derivative financial instrument), index, currency or commodity at a predetermined rate or price during a period or at a date in the future. Futures and option contracts are standardized agreements for future delivery, traded on exchanges that typically act as a platform.
For further information related to the objectives, policies and processes for managing the Group’s risk, please see Risk Management.

The following table sets forth the carrying values of the Group’s derivatives by type of risk as of March 31, 2026 and December 31, 2025:

Derivatives	March 31, 2026	December 31, 2025
In millions of COP
Forwards
Assets
Foreign exchange contracts	3,150,764	2,895,452
Equity contracts	10,393	59,140
Subtotal assets	3,161,157	2,954,592
Liabilities
Foreign exchange contracts	3,425,399	2,719,599
Equity contracts	46,356	8,163
Subtotal liabilities	3,471,755	2,727,762
Total forwards(1)	(310,598)	226,830
Swaps
Assets
Foreign exchange contracts	1,265,978	1,068,740
Interest rate contracts	294,267	278,454
Subtotal assets	1,560,245	1,347,194
Liabilities
Foreign exchange contracts	1,497,799	1,268,754
Interest rate contracts	423,651	371,179
Subtotal liabilities	1,921,450	1,639,933
Total swaps(2)	(361,205)	(292,739)
Options
Assets
Foreign exchange contracts	116,696	116,077
Subtotal assets	116,696	116,077
Liabilities
Foreign exchange contracts	153,895	146,935
Subtotal liabilities	153,895	146,935
Total options	(37,199)	(30,858)
Derivative assets	4,838,098	4,417,863
Derivative liabilities	5,547,100	4,514,630
(1)As of March 31, 2026, there is a variation, mainly at Bancolombia, in the forward assets and liabilities with respect to those outstanding in December 2025. Of the total of 17,505 transactions, 8,447 transactions have matured as of March 31, 2026.
(2)As of March 31, 2026, there is a variation, mainly in Bancolombia, in active and passive swaps compared to those outstanding in December 2025, due to the maturity of transactions. Of the total 11,415 transactions, 836 had matured as of March 2026.

NOTE 6. LOANS AND ADVANCES TO CUSTOMERS, NET
Loans and financial leasing operating portfolio
The following is the composition of the loans and financial leasing operations portfolio, net as of March 31, 2026 and December 31, 2025:

Composition	March 31, 2026(1)	December 31, 2025(1)
In millions of COP
Commercial	143,455,099	139,627,922
Consumer	53,274,060	52,753,546
Mortgage	35,265,510	34,416,372
Financial Leases	28,756,220	28,493,129
Small Business Loans	1,083,077	1,063,012
Total gross loans and advances to customers(2)	261,833,966	256,353,981
Total allowance	(13,626,508)	(13,253,946)
Total Net loans and advances to customers	248,207,458	243,100,035
(1) As of March 31, 2026 and December 31, 2025 Banistmo S.A. was considered an asset held for sale and which had a loan portfolio of COP 27,687,277 and COP 28,853,418 and a provision for loan portfolio impairment of COP 1,354,930 and COP 1,420,269, respectively that were reclassified to Assets related to investments in subsidiaries held for sale. For more information see Note 1. Reporting Entity.
(2) The increase is mainly driven by disbursements made during 2026 to date, primarily in the commercial segment.

Allowance for loans losses
The following table sets forth the changes in the allowance for loans and advances and lease losses as of March 31, 2026 and 2025:
As of March 31, 2026

Concept	Commercial	Consumer	Mortgage	Financial Leases	Small business loans	Total
In millions of COP
Balance at January 1, 2026	5,957,464	5,130,763	977,691	1,066,792	121,236	13,253,946
Loan sales(1)	(46,697)	-	-	-	-	(46,697)
Recovery of charged - off loans	47,254	108,682	18,273	19,840	1,413	195,462
Credit impairment charges on loans, advances and financial leases, net	205,963	887,135	67,669	20,283	21,584	1,202,634
Adjusted stage 3(2)	72,486	93,238	13,048	18,242	1,973	198,987
Charges-off(3)	(236,943)	(856,829)	(14,044)	(17,834)	(9,252)	(1,134,902)
Translation adjustment(4)	(17,854)	(23,122)	(1,151)	(759)	(36)	(42,922)
Balance at March 31, 2026	5,981,673	5,339,867	1,061,486	1,106,564	136,918	13,626,508
(1)Corresponds to the release of loan allowances related to portfolio sales.
(2)Recognized as a reduction to Interest Income on loans and financial leases in Condensed Consolidated Interim Statement of Income, in accordance with IFRS 9.
(3)This amount results from collections of previously charged off loans.
(4)The variation is due to the decrease in the market representative rate from COP 3,757.08 in December 2025 to COP 3,660.10 in March 2026.

.

As of March 31, 2025

Concept	Commercial	Consumer	Mortgage	Financial Leases	Small business loans	Total
In millions of COP
Balance at January 1, 2025	7,259,230	6,497,777	1,235,177	1,088,272	99,282	16,179,738
Loan sales(1)	(74,386)	-	-	-	-	(74,386)
Recovery of charged - off loans	22,150	117,223	6,905	25,051	24	171,353
Credit impairment charges on loans, advances and financial leases, net(2)(3)	176,435	887,827	19,729	(2,868)	22,401	1,103,524
Adjusted stage 3(4)	78,085	123,597	12,268	17,563	1,529	233,042
Charges-off(5)	(355,813)	(1,434,157)	(52,755)	(35,302)	(20,359)	(1,898,386)
Translation adjustment(6)	(84,692)	(77,058)	(17,493)	(1,733)	(1,106)	(182,082)
Balance at March 31, 2025	7,021,009	6,115,209	1,203,831	1,090,983	101,771	15,532,803
(1)Corresponds to the release of loan allowances related to portfolio sales.
(2)The net provision for impairment of the loan portfolio and finance lease operations differs from the COP 1,072,853 reported in the consolidated income statement due to Banistmo S.A.'s net loan portfolio provision expense of COP 30,671, as of March 31, 2025, classified as a discontinued operation in 2025.
(3)The loss allowance for the accumulated year 2025 decreased by 17% compared to the same period of the previous year. This reduction is attributed to the improved performance of the consumer and SME portfolios.
(4) Recognized as a reduction to Interest Income on loans and financial leases in Condensed Consolidated Interim Statement of Income, in accordance with IFRS 9.
(5) Writte offs remain under collection efforts.
(6) The variation is due to the decrease in the market representative rate from COP 4,409.15 in December 2024 to COP 4,191.79 in March 2025.

The following table presents information about the nature and effects of changes in the contractual cash flows of the loan portfolio that did not result in derecognition and the effect of these changes on the measurement of expected credit losses.

Changes in the contractual cash flows of the loan portfolio that did not result in derecognition
In millions of COP
	March 31, 2026	December 31, 2025
Loan portfolio modified during the period
Amortized cost before modification	3,618,177	6,383,018
Net gain or loss on changes	(36,394)	(194,997)
Loan portfolio modified since initial recognition
Gross carrying value of the previously modified loan portfolio for which the allowance for losses has been changed from the asset's life to the expected credit losses for 12 months.	222,644	355,652
Impact of movements in the value of the portfolio and loss allowance by Stage
March 2026 compared to December 2025
Stage 1 (12-month expected credit losses)
Exposure in Stage 1 increased by COP 5,216,426, while the loss allowance increased by COP 165,780. Growth in the portfolio at this stage is mainly explained by the dynamics of disbursements in the corporate and mortgage portfolios. The increase in the loss allowance is driven by the update of macroeconomic expectations for Colombia, which incorporate a less favorable scenario; this adjustment has a negative impact on provisioning models.

Stage 2 (Lifetime expected credit losses)

Exposure in Stage 2 increased by COP 258,054, and the loss allowance increased by COP 106,341. The growth in both exposure and provisions at this stage responds to the Group’s growth and profitability generation strategy, within a context of greater portfolio resilience to the economic environment.

Stage 3 (Lifetime expected credit losses)
Exposure in Stage 3 increased by COP 5,505, while the loss allowance increased by COP 100,441. The increase in provisions at this stage is explained by new constitutions in sectors identified as under alert, associated with uncertainty in the macroeconomic environment, which requires a more conservative approach to provisioning levels.

Variation December 2025 vs December 2024
Stage 1 (12-month expected credit losses)
The exposure in Stage 1 decreased by COP (14,743,096) and the loss allowance decreased by COP (165,889). The decrease in exposure and provision is mainly Banistmo S.A.'s classification as asset held for sale since December 18, 2025, as during 2025 the portfolio showed strong disbursement dynamics.

Stage 2 (Lifetime expected credit losses)
The exposure in Stage 2 decreased by COP (3,379,222) and the loss allowance registered a negative variation of COP (396,249). The decrease in exposure and provisions in this stage is primarily due to the Banistmo S.A.'s classification as asset held for sale since December 18, 2025, partially offset by an increase in impairment of specific clients in the commercial portfolio in Colombia and the consumer portfolio in Guatemala.

Stage 3 (Lifetime expected credit losses)
The exposure in Stage 3 decreased by COP (4,977,609) and the loss allowance decreased by COP (2,363,654). The reduction in exposure and provisions in this stage is mainly Banistmo S.A.'s classification as asset held for sale since December 18, 2025 and the strong performance observed in the portfolio during 2025.

The following explains the significant changes in the loans and the allowance for loan losses by category during the periods ended on March 31, 2026 and December 31, 2025 as a result of applying the expected credit loss model according to IFRS 9:
As of March 31, 2026

Maximum exposure to credit risk
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Commercial	132,843,756	3,639,978	6,971,365	143,455,099
Consumer	45,756,022	4,767,135	2,750,903	53,274,060
Mortgage	32,086,892	1,704,784	1,473,834	35,265,510
Financial Leases	24,167,805	3,309,746	1,278,669	28,756,220
Small Business Loans	891,152	127,480	64,445	1,083,077
Total gross loans and advances to customers	235,745,627	13,549,123	12,539,216	261,833,966
Total allowance	(2,174,870)	(2,383,853)	(9,067,785)	(13,626,508)
Total Net loans and advances to customers	233,570,757	11,165,270	3,471,431	248,207,458
As of March 31, 2025

Maximum exposure to credit risk
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Commercial	128,900,017	3,789,022	6,938,883	139,627,922
Consumer	45,368,880	4,597,424	2,787,242	52,753,546
Mortgage	31,451,240	1,551,976	1,413,156	34,416,372
Financial Leases	23,923,390	3,232,317	1,337,422	28,493,129
Small Business Loans	885,674	120,330	57,008	1,063,012
Total gross loans and advances to customers	230,529,201	13,291,069	12,533,711	256,353,981
Total allowance	(2,009,090)	(2,277,512)	(8,967,344)	(13,253,946)
Total Net loans and advances to customers	228,520,111	11,013,557	3,566,367	243,100,035

NOTE 7. INVESTMENT PROPERTIES
The table below sets forth the conciliation between the initial and ending balances of the market value of investment properties of Condensed Consolidated Interim Statement of Financial Position at the end of the period:

	March 31, 2026	December 31, 2025
In millions of COP
Balance at the beginning of the year	6,595,407	5,580,109
Acquisitions(1)	-	871,551
Subsequent expenditure recognized as an asset(2)	57,668	181,782
Sales/Write-offs(3)	(275,963)	(112,375)
Amount reclassified to other assets(4)	-	(35,441)
Gains on valuation	30,263	109,781
Balance at the end of the period(5)	6,407,375	6,595,407
(1)In 2025 corresponds mainly to CEDI Future Falabella for COP 443,415.
(2)In 2025, corresponds mainly of subsequent disbursements for properties under construction, that are intended for rental and use.
(3)In 2026 corresponds mainly to the sale of San Martín property for COP 244,905, which had been classified as property held for sale since 2025.
(4)In 2025 corresponds to properties of the Fondo Inmobiliario Colombia that were reclassified to the inventory category for COP 33,264. Additionally, Bancolombia reclassified COP 2,177 to premises and equipment, considering the change in use of the asset.
(4) Between March 31, 2026 and December 31, 2025, there were no transfers in and out of Level 3 fair value hierarchy related with investment properties. See Note 19. Fair value of assets and liabilities.
(5) As of March 31, 2026, and December 31, 2025, there were no transfers into or out of Level 3 of the fair value hierarchy. See Note 19. Fair Value of Assets and Liabilities.

Amounts recognized in the statement of income for the period.
The table sets forth the main income recorded by the Grupo Cibest Consolidated related to its investment properties:

	March 31, 2026	March 31, 2025
	In millions of COP
Income from rentals	105,734	90,608
Operating expenses due to:	28,870	18,578
Investment properties that generated income through rentals	27,823	14,444
Investment properties that did not generate income through rentals	1,047	4,134

Currently, there are no restrictions on the use or income derived from the buildings or lands that the Grupo Cibest Consolidated has as investment property.

The fair value of the Grupo Cibest Consolidated investment properties for the period ending at March 31, 2026 and December 31, 2025, has been recorded according to the assessment made by independent external consulting companies that have the appropriate capacity and experience in performing those assessments. The appraisers are either approved by the Property Market Auctions of Colombia or foreign appraisers, who are required to provide a second signature by a Colombia appraiser accredited by the Property Market Auctions.

Fair value appraisals are carried out in accordance with IFRS 13. The reports made by the external consulting company contain the description of the valuation methodologies used, and key assumptions such as: discount rates, calculation of applied expenses and income approach, among others. The fair value of the investment properties is based on the comparative market approach, which reflects the prices of recent transactions with similar characteristics. Upon determining the fair value of these investment properties, the greater and best use of these investment properties is their present use. For further information about measurement techniques and inputs used by consulting companies, see Note 19 Fair Value of assets and liabilities.
As of March 31, 2026 and December 31, 2025, the Grupo Cibest Consolidated does not have investment properties held under financial leases.

NOTE 8. INCOME TAX FROM CONTINUED OPERATION
The income tax is recognized in each of the countries where the Grupo Cibest Consolidated has operations, in accordance with the tax regulations in force in each of the jurisdictions.

8.1 Components recognized in the Consolidated Statement of Income

The next table details the total income tax for the three-month period ending March 31, 2026 and 2025:

	Accumulated
	2026	2025
In millions of COP
Current tax(1)
Fiscal term	(928,537)	(627,714)
Prior fiscal terms	156,260	60,297
Adjustments for consolidation purposes	(7,080)	—
Total current tax	(779,357)	(567,417)
Deferred tax
Fiscal term	222,842	(38,041)
Prior fiscal terms	(149,808)	(43,426)
Adjustments for consolidation purposes	(3,213)	(18,868)
Total deferred tax(2)	69,821	(100,335)
Total income tax from continued operation	(709,536)	(667,752)
(1) The nominal income tax rate used in Colombia for the years 2026 and 2025 is 35%. The Colombian financial institutions of the Group liquidated some additional points in the income tax of 5%.
2) Includes the effects of Decree No. 1474 dated December 29, 2025. See Notes 8.2 and 8.5.

8.2 Legal regulatory changes

The Political Constitution of Colombia provides that, when events arise that seriously disrupt the country’s economic, social, or ecological order, the President of the Republic, with the signature of all cabinet ministers, is authorized to declare a State of Emergency. Such declaration enables the issuance of decrees with the force of law, exclusively aimed at mitigating the crisis. These powers also allow, on a temporary basis, the creation of new taxes or the modification of existing ones; however, such tax provisions cease to be effective at the end of the following fiscal year.

On December 22, 2025, the Colombian government issued Decree No. 1390, declaring a State of Economic and Social Emergency throughout the national territory due to the fiscal deficit of the Colombian State. Subsequently, on December 29, 2025, Legislative Decree No. 1474 was issued, which established temporary tax measures applicable to fiscal year 2026, including the following measures applicable to financial institutions and stock brokerage firms.

1.Although the general corporate income tax rate remained at 35%, an increase in the additional surcharge to the income tax rate of 10 percentage points was enacted (increasing from 5% to 15%). As a result, the total income tax rate increased to 50%, which required the reassessment of deferred income taxes as of December 31, 2025, using the new tax rate for temporary differences expected to be settled in fiscal year 2026 (see Note 8.5).
2.The fifteen (15) additional percentage points were subject to a mandatory 100% advance payment, calculated based on the 2025 income tax return and payable in two equal installments in April and June 2026.

On April 9, 2026, the Colombian Constitutional Court announced its decision to declare Decree No. 1390 of 2025 unconstitutional through Ruling C‑075. Subsequently, on April 15, 2026, the Court announced the decision of Ruling C‑079, declaring Legislative Decree No. 1474 of 2025 unconstitutional. Accordingly, the measures that increased the additional income tax surcharge for financial institutions and stock brokerage firms and established a 100% advance payment no longer have legal effect (see Note 20 – Subsequent Events).

On February 11, 2026, the Colombian government issued Decree No. 150, declaring a State of Economic, Social, and Ecological Emergency in certain departments of Colombia due to severe weather-related events. Subsequently, on February 24, 2026, Legislative Decree No. 173 was issued, which established, as a temporary tax measure for fiscal year 2026, a net worth tax applicable to Colombian legal entities subject to income tax. This tax is generated by the ownership of net equity equal to or greater than 200,000 UVT as of March 1, 2026 (COP $10,475 million for 2026), and is subject to a general tax rate of 0.5% and a special tax rate of 1.6% applicable to financial institutions, stock brokerage firms, and other entities in certain specific sectors. Both Decrees remain in force and are currently under review by the Colombian Constitutional Court.

Furthermore, in El Salvador, in January 2026, the "Special Law Quincena 25" was enacted. This law provides that employers must pay, between January 15 and January 25 of each year, a bonus equivalent to 50% of the monthly salary to employees earning up to US$1,500. Its implementation will be voluntary in 2026 and will grant a 100% tax credit against income tax. Starting in 2027, its implementation will be mandatory and the payment will be treated as a deductible expense for income tax purposes.

8.3   Reconciliation of the effective tax rate
The reconciliation between total income tax expenses calculated at the current nominal tax rate and the tax expense recognized in the condensed consolidated interim statement of income for for the three-month period ended March 31, 2026 and 2025:

	Accumulated
Reconciliation of the tax rate	2026	2025
In millions of COP
Profit continued operation before tax	2,145,362	2,340,348
Applicable tax with nominal rate(1)	(858,145)	(936,139)
Non-deductible expenses to determine taxable profit (2)	(218,065)	(44,950)
Accounting and non-tax income to determine taxable profit	154,191	231,280
Differences in accounting bases(3)	21,072	86,548
Fiscal and non-accounting income to determine taxable profit (4)	(1,088,016)	(267,717)
Ordinary activities income exempt from taxation	384,908	432,414
Ordinary activities income not constituting income or occasional tax gain(4)	830,102	55,617
Tax deductions	42,768	57,343
Goodwill Depreciation	115	77
Tax depreciation surplus	54,453	51,743
Untaxed recoveries	(28,694)	(42,315)
Tax rate effect in other countries	(109,430)	(226,807)
Prior fiscal terms	6,452	16,871
Tax discounts	4,069	—
Other effects of the tax rate by reconciliation between accounting profit and tax expense (income)	94,684	(81,717)
Total income tax from continued operation	(709,536)	(667,752)

(1) The nominal income tax rate used in Colombia for the years 2026 and 2025 is 35%. The Colombian financial institutions of the Group liquidated some additional points in the income tax of 5%.
(2) Mainly due to wealth tax in the 2026 taxable year
(3) Difference between the technical accounting frameworks in force and the full International Financial Reporting Standards (IFRS).
(4) Mainly due to higher dividends distributed by Colombian companies in 2026.

8.4 Components recognized in Other Comprehensive Income (OCI)
See Condensed Consolidated Interim Statement of Comprehensive Income

March 31, 2026
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	1	64	65
Unrealized gain Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	256	(135)	121
Unrealized loss Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	(22,045)	11,017	(11,028)
Utility on net investment hedge in foreign operations	41,507	(16,603)	24,904
Exchange differences arising on translating the foreign operations.	(349,236)	—	(349,236)
Unrealized gain Cash flow hedge	(3,622)	3,684	62
Unrealized loss on investments in associates and joint ventures using equity method	(1,077)	—	(1,077)
Net	(334,216)	(1,973)	(336,189)

March 31, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	—	27	27
Unrealized gain Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	3,978	400	4,378
Unrealized loss Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	(6,183)	3,515	(2,668)
Gain on net investment hedge in foreign operations	192,264	(71,154)	121,110
Exchange differences arising on translating the foreign operations.	(1,073,893)	—	(1,073,893)
Unrealized loss Cash flow hedge	(62)	25	(37)
Unrealized loss on investments in associates and joint ventures using equity method	(250)	71	(179)
Net	(884,146)	(67,116)	(951,262)

8.5       Deferred tax
In accordance with its financial projections, the companies from the Bank’s expects in the future to generate enough liquid income to offset the items recorded as deductible deferred tax. These estimates start from the financial projections that were prepared considering information from the Cibest Group's economic research records, the expected economic environment for the next five years. The main indicators on which the models are based are GDP growth, loans growth and interest rates. In addition to these elements, the long-term Group's strategy is taken into account.

The deferred tax asset and liability for each of the concepts that generated taxable or deductible temporary differences for the period ending March 31, 2026 are detailed below:

	December 31, 2025(1)	Effect on Income Statement	Effect on OCI	Foreign Exchange	Adjustments for consolidation purposes	March 31, 2026
In millions of COP
Asset Deferred Tax:
Property and equipment	1,103	3,159	—	(28)	—	4,234
Employee Benefits	293,179	(9,908)	64	(1,281)	—	282,054
Deterioration assessment	191,009	(2,334)	—	(4,667)	4	184,012
Investments evaluation	4,962	(17)	—	—	—	4,945
Derivatives Valuation	40,770	200,698	3,684	—	—	245,152
Insurance operations	6,836	(829)	—	(177)	—	5,830
Bonuses(2)	58,233	(30,653)	(16,603)	—	—	10,977
implementation adjustment	352,154	1,670	—	(1,958)	—	351,866
Other deductions	552,638	(14,130)	—	501	—	539,009
Total Asset Deferred Tax (3)	1,500,884	147,656	(12,855)	(7,610)	4	1,628,079
Liability Deferred Tax:
Property and equipment	(198,519)	3,599	—	636	—	(194,284)
Employee Benefits	—	(4)	—	—	—	(4)
Deterioration assessment	(776,233)	37,745	—	(388)	—	(738,876)
Participatory titles evaluation	(487,839)	(51,262)	10,882	5,956	—	(522,263)
Lease restatement	(483,188)	(57,840)	—	—	—	(541,028)
Investments in associates. Adjustment for equity method	(6,408)	(118)	—	(5,319)	—	(11,845)
Financial Obligations	(140,682)	(3,278)	—	(72)	(3,217)	(147,249)
Goodwill	(4,505)	57	—	116	—	(4,332)
Insurance operations	(9,316)	1,395	—	240	—	(7,681)
Properties received in payment	(124,025)	719	—	(48,371)	—	(171,677)
implementation adjustment	(49,915)	—	—	49,896	—	(19)
Other deductions	(373,532)	(5,635)	—	991	—	(378,176)
Total Liability Deferred Tax (3)	(2,654,162)	(74,622)	10,882	3,685	(3,217)	(2,717,434)
Net Deferred Tax	(1,153,278)	73,034	(1,973)	(3,925)	(3,213)	(1,089,355)
(1) Includes the effects of Legislative Decree 1474 (see Note 8.2 – Regulatory and Legal Changes and Note 19 – Events after the Reporting Period). In accordance with the requirements of IAS 12 – Income Taxes, Bancolombia and its subsidiaries classified as financial institutions in Colombia recognized a deferred tax liability of COP (153,207), recorded through profit or loss for the year, and COP 1,802, recorded through Other Comprehensive Income (OCI).
(2) The movement recognized in OCI arises from the hedging of investments.
(3) The values revealed in the Unaudited Condensed Consolidated Interim Statement of Financial Position correspond to the sum of the net deferred tax per company.

8.6    Amount of temporary differences in subsidiaries, branches, associates over which deferred tax was not recognized is
In accordance with IAS 12, no deferred tax credit was recorded, because management can control the future moment in which such differences are reversed and this is not expected to occur in the foreseeable future.

	March 31, 2026	December 31, 2025
In millions of COP
Temporary differences
Local Subsidiaries	(4,783,830)	(5,993,349)
Foreign Subsidiaries	(8,753,221)	(9,308,322)

8.7       Dividends
8.7.1   Dividend Payment
If the parent company or any of its subsidiaries were to distribute dividends, they would be subject to the tax regulations of each of the countries in which they are decreed and distributed. In the case of Colombian companies, dividends will be subject to the application of Articles 48 and 49 of the Tax Statute and consequently will be subject to withholding at source at the established rates, in accordance with the tax characteristics of each shareholder.
8.7.2   Dividends received from Subsidiary Companies
Considering the historical tax status of the dividends received by the Bank from its affiliates and national subsidiaries, it is expected that in the future dividends will be received on the basis of non-income tax. They will not be subject to withholding tax, taking into account that the Bank, its affiliates and national subsidiaries belong to the same business group.
8.8      Tax contingent liabilities and assets
In the determination of the effective current and deferred taxes subject to review by the tax authority, the relevant regulations have been applied in accordance with the interpretations made by the Group.
In Colombia due to the complexity of the tax system, ongoing amendments to the tax regulations, accounting changes with implications on tax bases and in general the legal instability of the country, the tax authority may at any time have different criteria than that of the Cibest Group's. Consequently, a dispute or inspection by the tax authority on a tax treatment may affect the Cibest Group's accounting of assets or liabilities for deferred or current taxes, in accordance with the requirements of IAS 12. However, based on the criteria established in the interpretation of IFRIC 23, the Cibest Group's did not recognize uncertain tax positions in its financial statements.

NOTE 9. DEPOSITS BY CUSTOMERS
The detail of the deposits of Grupo Cibest as of March 31, 2026 and December 31, 2025, are as follows:

Deposits	March 31, 2026	December 31, 2025
In millions of COP
Saving accounts(1)	135,787,956	133,128,722
Time deposits(2)	97,659,302	91,673,167
Checking accounts	31,784,786	32,125,941
Other deposits	6,489,850	7,486,126
Total deposits by customers	271,721,894	264,413,956
(1)As of March 31, 2026 and December 31, 2025 includes Nequi Deposits by COP 6,793,522 and COP 7,017,948, respectively.
(2)The increase is mainly in Bancolombia S.A. in Corporate and Small and Medium-Sized Enterprises (SMEs) segment, associated with operations with maturities of less than 12 months.

NOTE 10. INTERBANK DEPOSITS AND REPURCHASE AGREEMENTS AND OTHER SIMILAR SECURED BORROWING
The following table sets forth information regarding the money market operations recognized as liabilities in Condensed Consolidated Interim Statement of Financial Position:

Interbank and repurchase agreements and other similar secured borrowing	March 31, 2026(1)	December 31, 2025(1)
In millions of COP
Interbank Deposits
Interbank liabilities(2)	184,625	30,102
Total interbank	184,625	30,102
Repurchase agreements and other similar secured borrowing
Temporary transfer of securities(3)	1,569,741	91,950
Short selling operations	238,609	191,842
Repurchase agreements	201,051	392,255
Total Repurchase agreements and other similar secured borrowing(4)	2,009,401	676,047
Total money market transactions	2,194,026	706,149
(1)As of March 31, 2026 and December 31, 2025, Banistmo S.A. (a subsidiary classified as a discontinued operation) had Interbank deposits and repurchase agreements and other similar secured borrowing of COP 900,554 and COP 910,189. For further information see Note 1 Reporting Entity.
(2)The increase is mainly due to Bancolombia S.A. due to an increase in the number of interbank agreements established. As of March 2026, there are 4 Repurchase agreements.
(3)Increase recorded in Bancolombia S.A. due to repos in simultaneous operations. As of December 2025 there were 6 operations and by March 2026 increased to 29 operations.
(4)Total repo liabilities have maturities of less than 30 days, for continuous trading.

NOTE 11. OTHER LIABILITIES
Other liabilities consist of the following:

Other liabilities	March 31, 2026(1)	December 31, 2025(1)
In millions of COP
Dividends(2)	4,331,358	24,775
Payables	3,832,037	4,000,570
Suppliers(3)	1,749,252	1,943,318
Advances to obligations	1,167,416	1,686,868
Deposits delivered as security	976,731	764,034
Collection services	735,717	475,233
Security contributions	721,158	611,103
Salaries and other labor obligations	551,230	445,258
Provisions	413,030	382,655
Bonuses and short-term benefits(4)	310,087	817,366
Advances in leasing operations and loans	187,660	194,886
Liabilities from contracts with customers	47,885	48,658
Deferred interests	26,181	23,616
Other financial liabilities	51,176	59,913
Total	15,100,918	11,478,253
(1)The accumulated value as of March 31, 2026 and December 31, 2025 includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025, which recorded other liabilities amounting to COP 712,734 and COP 729,354, respectively, that were reclassified to Liabilities related to investments in subsidiaries held for sale.
(2)Dividends payable related to Grupo Cibest 2025 profit distribution, declared in March 2026. See the Condensed Interim Consolidated Statement of Changes in Equity, distribution of dividends
(3)The decrease is mainly due to the settlement of accounts receivable related to payment methods.
(4)The variation is mainly due to the payment to bonuses for employees in accordance with the variable compensation model of the Bank in 2026.

NOTE 12. PROVISIONS AND CONTINGENT LIABILITIES
Contingent liabilities
As of March 31, 2026, Grupo Cibest S.A. does not have any material contingent liabilities resulting from administrative or judicial proceedings.

Some judicial proceedings involving claims for lower amounts, which were disclosed in the consolidated financial statements of Bancolombia S.A. in prior periods, are included herein to provide updated information to the reader.

BANCOLOMBIA
Neos Group S.A.S. in reorganization proceeding and Inversiones Davanic S.A.S.

On November 3, 2022, Bancolombia S.A. was served of a lawsuit in which Neos Group S.A.S. and Inversiones Davanic S.A.S. alleges that a loan agreement was entered between them, rather than a lease agreement. Neos Group S.A.S. and Inversiones Davanic S.A.S. also requested the rescission of the purchase and sale agreement on the ground that the price of the property was lower than its fair price.

The Neos Group S.A.S. and Inversiones Davanic S.A.S.'s claims amount are COP 65,000. The contingency is qualified as remote because the parties always intended to celebrate a lease agreement and not a different type of contract. On December 7, 2022, Bancolombia S.A. filed a brief with its defenses. As of March 31, 2026, the Court has not summoned the initial hearing. There is no provision for this proceeding.

Public Interest Class Action - Carlos Julio Aguilar and other

In this proceeding, a public interest class action was filed, in which the plaintiffs allege that due to the restructuring of Departamento del Valle's financial obligations and its performance plan, the Departamento del Valle's collective rights of public morality and its patrimony were breached. Bancolombia S.A. filed its defenses arguing that the agreement was carried out in full compliance with the applicable legal limits.

On November 15, 2024, the First Instance judgement was issued in favor of Bancolombia S.A. The plaintiffs filed an appeal against the decision. As of March 31, 2026, the second-instance judgment is pending. The contingency is qualified as eventual and there is no provision for this proceeding.

Remediation Plan for Santa Elena´s property

In 1987, Banco de Colombia (today Bancolombia S.A.) received a property located in Municipio de Cartagena, Colombia as a payment in kind from the Federación Nacional de Algodoneros. After the transfer of the property to Bancolombia S.A., soil contamination from pesticides and herbicides was found on the property. Bancolombia S.A. commenced a civil responsibility judicial proceeding against the Federación Nacional de Algodoneros alleging environmental contamination. On November 13, 2015, the Court issued the final judgment. In the judgment, the Court stated that the Federación Nacional de Algodoneros was liable for environmental damages and consequently, Bancolombia S.A. was not.

Despite not being liable for environmental damages, Bancolombia S.A. has assumed binding commitments to contract and pay for the property’s decontamination. As a result of these commitments, Bancolombia S.A. has conducted different decontamination processes over the years. Currently, Bancolombia S.A. has the approval of the Autoridad Nacional de Licencias Ambientales de Colombia (ANLA) for the execution of a remediation plan (plan de remediación) divided into 3 stages: Stage I, Stage II, and Stage III.

As of March 31, 2026, the ANLA's decision regarding the complementary studies of Stage I is still pending. Stage II concluded with the submission to ANLA of the report on the findings from the soil study. Likewise, pre-feasibility activities for Stage III are underway, and the implementation continues for the social management plan with the communities in the area of influence of the remediation plan, the emergency and contingency plan, the hazardous waste management plan, and the biotic environment protection plan.

The estimated time for the execution of the remediation plan is 36 months from July 2023, with the possibility of adjustment according to the results of the pre-feasibility and feasibility stage of Stage 3 and the supervening requirements of the competent authorities. As of March 31, 2026, there is a provision of COP 54,817 to attend the execution of the pending activities of the plan.

Tuvacol S.A.

On July 18, 2024, Bancolombia S.A. was served of the lawsuit filed by Tuvacol S.A. Tuvacol S.A. is requesting the payment of the damages caused by the alleged irregular payment of checks charged to its checking account. Bancolombia S.A. argues that the payments of the checks were correct. The plaintiff’s claims are COP 56,769.

On August 15, 2025, a favorable ruling was issued for Bancolombia. Tuvacol filed an appeal against the decision. As of March 31, 2026, the case is pending a decision by the second-instance judge. The contingency is qualified as eventual and the proceeding has a provision for COP 5,676.

FIDUCIARIA BANCOLOMBIA

Quinta Sur S.A.S.

In March 2022, Fiduciaria Bancolombia was notified of a lawsuit filed by Quinta Sur S.A.S. in liquidation proceeding. According to the lawsuit, Quinta Sur seeks the indemnification for damages due to the non-transfer of the resources to beginning of a housing construction project, under the terms agreed in the trust agreement.

Fiduciaria Bancolombia alleges that it has complied with the law and the contract, arguing that the property on which the housing project was to be constructed did not fulfill the contractual requirements. The plaintiff’s claims amount are COP 128,599.

In judicial decisions issued on August 24, 2023 and March 20, 2026, a ruling was issued in favor of Fiduciaria Bancolombia. As of March 31, 2026, the proceeding is currently pending a decision on the admissibility of the extraordinary cassation appeal filed by Quinta Sur S.A.S., in liquidation. The contingency is qualified as eventual and there is no provision for this proceeding.

BANISTMO

Constructora Tymsa S.A.

In October 2021, Banistmo and Banistmo Investment were notified of a lawsuit in which the plaintiff alleged fraudulent acts involving the sale of the plaintiff´s property. Constructora Tymsa request the nullity of the public instrument of purchase through which property was transferred to Limipa S.A. Limipa S.A. requested a loan to Banistmo and guaranteed its obligation with an an administration and guarantee trust over the property. The trust was administered by Banistmo Investment. Constructora Tymsa alleges that the signatures and fingerprints in the public instrument of purchase, sale and in the mortgage in favor of Banistmo are false.

The plaintiff’s claims amount are USD 10,000, in addition to interests, costs and expenses. Banistmo and Banistmo Investment allege they are not liable for any intentional or negligent conduct regarding to the alleged fraudulent sale of the property. As of March 31, 2026, the Court is pending of the resolution of three motions, including the motion for lack of jurisdiction alleged by the Bank, and to rule on the evidence presented in the proceeding. The Bank’s legal advisors have qualified the proceeding as eventual and there is no provision.

Deniss Rafael Pérez Perozo, Carlos Pérez Leal and others

Promotora Terramar (client of Banistmo, formerly HSBC Panamá) received USD 299, through Visa Gift Cards issued by a foreign bank. Theses payment were received as a partial payment of 2 apartments located in Panamá City.

The Credit Card Securities and Fraud Prevention department of the HSBC bank detected an irregular activity by Promotora Terramar, when a monitoring alert was activated due to the high number of cards with the same BIN and bank. Therefore, pursuant to the Business Establishments Affiliate Agreement, HSBC reversed funds from Promotora Terramar´s accounts for COP 287. Nevertheless, after further investigations the money was refunded.

The plaintiffs filed a claim for compensation of the material and moral damages caused, which according to their valuation, amounts to USD 5,252,000. Banistmo alleges it has complied with the contractual terms outlined in the Affiliate Agreement, that Mr. and Mrs Perez Leal are not customers of the Bank and thar the statute of limitations deadline has lapsed.

As of March 31, 2026, the lawsuit has not been notified to the parties. The contingency is qualified as remote and there is no provision for this proceeding.

DD&C, Carlos Pérez Leal and Others

In October 2022, Banistmo received a communication announcing the filing of a legal action in the Tribunal of First Instance of Kaloum in the Republic of Guinea. This action was commenced by Inversiones DD&C, Carlos Perez Leal and other natural persons against the Central Bank of the Republic of Guinea (“BCRG”) and five international banks, including Banistmo. The action seeks compensatory damages derived from alleged fraud involving six international transfers for a total USD 1,900 that Inversiones DD&C, who was a client of Banistmo at the time, ordered to be made to a bank account at the BCRG.

The parties who commenced the action are seeking USD 28,100 in “dommages matériels” (which are damages for alleged economic loss), as well as additional amounts in “dommages moraux” (which are damages for alleged non-economic loss, including alleged psychological suffering and moral anguish).

On May 22, 2023, a favorable First Instance judgment was issued for Banistmo. The plaintiff filed an appeal against the decision. On October 23, 2024, the Second Instance Court issued a favorable judgment to Banistmo. As of March 31, 2026, there is still pending to decide the appeal filed by the plaintiff before the Supreme Court of Guinea.

The contingency is qualified as remote and there is provision for this proceeding.

Interfast Panamá & Pacific Point 96624

In February 2024, Banistmo and Banistmo Investment were served of a lawsuit filed against them and against 2020 Debt Investors Corp and José Talgham Cohen. The plaintiffs seek compensation for damages originated from the assignment of credit agreement made by Banistmo as the assignor in benefit of the assignee 2020 Debt Investors Corp., of a credit operation managed by Inverfast Panamá for a value of USD 2,000. The loan was secured with a trust of administration and guarantee of real state set up on Banistmo Investment.

The plaintiffs alleges that the credit assignment agreement presented irregularities and deviations from Banistmo and breach of fiduciary duties from Banistmo Investment. The plaintiff’s claims amount are USD 15,000.

As of March 31, 2026, the proceeding is pending rule a clarification motion of the plaintiff´s complaint. The contingency is qualified as remote and there is no provision for this matter.

BANCO AGRÍCOLA

Dirección General de Impuestos Internos El Salvador

The authority on taxes of El Salvador (DGII), in accordance with the resolution of October 2018, determined that Banco Agrícola failed to declare and pay income taxes related to 2014’s fiscal year for a total of USD 11,116 and related penalties.

In 2021, the appeal presented by Banco Agrícola was decided. The Tribunal de Apelaciones de los Impuestos Internos y Aduanas (TAII) modified the Resolution issued by DGII, adjusted the rental tax to USD 6,341 and revoked the sanction.

Banco Agrícola filed a lawsuit before the Contentious Administrative Tribunal seeking to overrule DGII´s and TAII´s previous decisions in relation to the tax’s payment. As of March 31, 2026, the decision of the Contentious Administrative Tribunal is still pending.

The contingency is qualified as remote and there is no provision for this proceeding.

ARRENDADORA FINANCIERA S.A.

Cordal

Cordal filed a lawsuit against Arrendadora Financiera, seeking compensation for USD 6,454. According to the lawsuit, Cordal was the owner of a current account in Arrendadora Financiera (formerly Banco Capital S.A.), and it alleged that it´s funds were irregularly transferred to third parties. Arrendadora Financiera alleges Cordal´s account was liquidated before the acquisition of Banco Capital S.A. and, therefore, no funds were transferred.

As of March 31, 2026, the proceeding is at the evidentiary stage. The contingency is qualified as remote and there is no provision for this proceeding. A former employee of the plaintiff was convicted of aggravated theft in connection with the facts of this lawsuit.

BANCO AGROMERCANTIL

Bapa Holdings Corp.

On September 20, 2022, a lawsuit against Banco Agromercantil was filed by Bapa Holdings Corp. The plaintiff alleges that it invested USD 7,000, through a participation agreement with North Shore Development Company (NDSC) for the development of a housing project that was going to be built in a property, which was security for a loan given by Banco Agromercantil to NDSC, located in Roatan Island, Honduras. Bapa alleges that BAM caused damages due to its failure to provide information about NDSC´s financial situation and going through with the sale of the credit.

On October 24, 2022, BAM responded to the claim and filed exceptions alleging that it has no commercial relationship with Bapa, and the statute of limitations deadline expired. As of March 31, 2026, the Court has not ruled the exceptions to the lawsuit. The contingency is qualified as remote and there is no provision for this proceeding.

Superintendencia de Administración Tributaria (SAT)

The Superintendencia de Administración Tributaria (SAT) de Guatemala ordered a tax adjustment in the fiscal year 2014 of Banco Agromercantil´s rental tax declaration, duly paid by BAM, for a value of USD 13,583 (including tax and sanction). BAM initiated legal proceedings against the decision adopted by the SAT, arguing the inadmissibility of the adjustment by applying the legal rule in an analogous way, the admissibility of the expense’s deductions of the revenue tax for being necessary to generate lien revenue and the non-withhold of the revenue tax in the interests paid to exempt people, arguing that they were appropriate according to the law. As of March 31, 2026, the proceeding is pending the final decision from the Court.

The contingency is qualified as remote and there is no provision for this proceeding.

Delicarnes S.A.

On March 6, 2026, BAM was sued by Delicarnes S.A., in an ordinary civil action for damages, in which the claimant seeks compensation in the amount of USD 38,301. The claim arises from damages allegedly suffered by Delicarnes S.A. in connection with the collection proceeding of a credit initiated by BAM in 2018 in the amount of USD 1,737. BAM has challenged the claim by filing a preliminary statute of limitations defense, which is currently pending.

As of March 31, 2026, no external legal opinion has been obtained regarding the assessment of this contingency. No provision has been recorded in connection with this matter.

NOTE 13. APPROPRIATED RESERVES
As of March 31, 2026 and December 31, 2025 the appropriated retained earnings consist of the following:

Concept	March 31, 2026	December 31, 2025
In millions of COP
Appropriation of net income(1)(2)	7,928,961	11,491,577
Others(3)	13,673,043	11,025,979
For share repurchase(4)	1,098,236	918,582
Total appropriated reserves	22,700,240	23,436,138
(1)The legal reserve fulfills two objectives: to increase and maintain the company's capital and to absorb economic losses. Based on the aforementioned, this amount shall not be distributed in dividends to the stockholders.
(2)The proposal for distribution of profit included and was approved by General Shareholders Meeting the release COP 3,134,348 from the legal reserve, it also approved the transfer of COP 431,418 from the legal reserve to the reserve for the repurchase program on the shares and American Depositary Receipts – ADRs.
(3)The creation of an occasional reserve for equity strengthening and future growth continues, which was approved at the General Shareholders Meeting COP 3,760,983 (including the release of an occasional reserve COP 1,166,556). In addition, a reserve of COP 35,000 has been created for donations to social benefit projects, available to the Board of Directors, as approved by the General Shareholders' Meeting.
(4)The movement of the reserve for share repurchase is as follows:

	Accumulated
Concept	March 31, 2026	December 31, 2025
In millions of COP
Establishment of reserve for share repurchase(1)	1,781,418	1,350,000
Less:
Repurchase of common shares(2)	34,706	34,706
Repurchase of preferred shares(3)	647,596	395,836
Transaction costs	880	876
Balance of reserves for share repurchase	1,098,236	918,582
(1) The General Shareholders’ Assembly was approved share repurchase program for common shares, preferred dividend shares without voting rights, and Cibest American Depositary Receipts (ADRs). For further information, see Note 13. Appropriated Reserves and Condensed Consolidated Interim Statement of Changes in Equity.
(2) As of March 31, 2026, 601,452 common shares have been repurchased.
(3) As of March 31, 2026, 12,043,182 preferred shares have been repurchased.

NOTE 14. OPERATING INCOME
14.1. Interest and valuation on financial instruments
The following table sets forth the detail of interest and valuation on financial asset instruments for the three-month periods ending March 31, 2026 and 2025:

	Accumulated
	2026	2025
In millions of COP
Interest on debt instruments using the effective interest method	201,624	178,600
Interest and valuation on financial instruments
Debt investments(1)	152,532	366,628
Derivatives(2)	86,793	(43,404)
Repos(3)	8,996	(10,846)
Spot transactions	2,556	18,531
Total valuation on financial instruments	250,877	330,909
Total Interest and valuation on financial instruments	452,501	509,509
Discontinued operation Banistmo S.A.(4)	75,379	89,372
(1)The decrease is mainly in Bancolombia S.A, is attributable to debt securities denominated in local currency due to a decline in the valuation of marketable securities. For debt securities denominated in foreign currency, there was a lower valuation of Treasury bonds (USD) and Yankee bonds.
(2)Net growth mainly in Bancolombia S.A, explained by increase in the valuation of Futures and Forwards.
(3)The increase is primarily attributable to Bancolombia S.A, due to higher returns on simultaneous transactions and lower costs associated with transfer commitments in repo transactions.
(4)The accumulated value as of March 31, 2026, and 2025 corresponds to Banistmo S.A., a subsidiary classified as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.

14.2.       Interest expenses
The following table sets forth the detail of interest on financial liability instruments for three-month periods ending March 31, 2026 and 2025:

	Accumulated
	2026	2025
In millions of COP
Deposits	2,662,547	2,562,538
Borrowing costs(1)	190,698	229,032
Debt instruments in issue(2)	159,431	178,110
Lease liabilities	25,788	27,261
Preferred shares	14,264	14,837
Overnight funds	5,439	2,541
Other interest (expense)	12,527	10,086
Total interest expenses	3,070,694	3,024,405
Discontinued operation Banistmo S.A.(3)	279,377	325,054
(1)The decrease was primarily due to the cancellation of obligations that were carried forward from 2025.
(2)The decrease is mainly in Bancolombia S.A due to lower interest expense on ME bonds, particularly as a result of the decline in the exchange rate between periods.
(3)The accumulated value as of March 31, 2026, and 2025 corresponds to Banistmo S.A., a subsidiary classified as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.

Net interest income is defined as interest on loan portfolio and financial leasing operations, interest on debt instruments measured by the effective interest method and interest expense amounts to COP 4,909,246 and COP 4,384,839 on March 31, 2026 and 2025, respectively.

14.3.       Fees and commissions
Grupo Cibest Consolidated has elected to present the income from contracts with customers as an element in a line named “Fees and commissions income” in the condensed consolidated interim statement of income, separate from the other income sources.
The information contained in this section about the fees and commission’s income presents information on the nature, amount, timing and uncertainty of the income from ordinary activities which arise from a contract with a customer under the regulatory framework of IFRS 15 Revenue from Ordinary activities from Contracts with Customers.
In the following table, the description of the main activities through which the Grupo Cibest Consolidated generates revenue from contracts with customers is presented:

Fees and Commissions	Description
Banking services
Banking Services are related to commissions from the use of digital physical channels or once the customer makes a transaction. The performance obligation is fulfilled once the payment is delivered to its beneficiary and the proof of receipt of the payment is sent, in that moment, the collection of the commission charged to the customer is generated, which is a fixed amount. The commitment is satisfied during the entire validity of the contract with the customer. The Bank acts as principal.

Credit and debit card fees
In debit card product contracts, it is identified that the price assigned to the services promised by the Bank to the customers is fixed. Given that no financing component exists, it is established on the basis of the national and international interbank rate. Additionally, the product charges to the customers commissions for handling fees, at a determined time and with a fixed rate.
For Credit Cards, the commissions are the handling fees and depend on the card franchise. The commitment is satisfied in so far that the customer has capacity available on the card.
Other revenue received by the (issuer) credit card product, is advance commission; this revenue is the charge generated each time the customer makes a national or international advance, at owned or non-owned ATMs, or through a physical branch. The exchange bank fee is a revenue for the Issuing Bank of the credit card for the services provided to the business for the transaction effected at the point of sale. The commission is accrued and collected immediately at the establishment and has a fixed amount.
In the credit cards product there is a customer loyalty program, in which points are awarded for each transaction made by the customer in a retail establishment. The program is administrated by a third party who assumes the inventory and claims risks, for which it acts as agent. The Bank, recognized it as a lower value of the revenue from the exchange bank fee.
The rights and obligations of each party in respect of the goods and services for transfer are clearly identified, the payment terms are explicit, and it is probable, that is, it takes into consideration the capacity of the customer and the intention of having to pay the consideration at termination to those entitled to change the transferred goods or services. The revenue is recognized at a point in time: the Bank satisfies the performance obligation when the “control” of the goods or services was transferred to the customers.

Deposits
Deposits are related to the services generated from the offices network of the Bank once a customer makes a transaction. The Bank generally commits to maintain active channels for the products that the customer has with the Bank, with the purpose of making payments and transfers, sending statements and making transactions in general. The commissions are deducted from the deposit account, and they are incurred at a point in time. The Bank acts as principal.

Electronic services and ATMs
Revenue received from electronic services and ATMs arises through the provision of services so that the customers may make required transactions, and which are enabled by the Bank. These include online and real-time payments by the customers of the Bank holding a checking or savings accounts, with a debit or credit card for the products and services that the customer offers. Each transaction has a single price, for a single service. The provision of collection services or other different services provided by the Bank, through electronic equipment, generates consideration chargeable to the customer established contractually by the Bank as a fee. The Bank acts as principal and the revenue is recognized at a point in time.

Brokerage
Brokerage is a group of services for the negotiation and administration of operations for purchasing fixed revenue securities, equities and operations with derivatives in its own name, but on the account of others. The performance obligations are fulfilled at a point in time when the commission agent in making its best effort can execute the business entrusted by the customer in the best conditions. The performance obligations are considered satisfied once the service stipulated in the contract is fulfilled, as consideration fixed, or variable payments are agreed, depending on the service. The Bank acts generally as principle and in some special cases as agent.

Remittance
Revenue for remittance is received as consideration for the commitment established by the Bank to pay remittances sent by the remitting companies to the beneficiaries of the same. The commitment is satisfied at a point in time to the extent that the remittance is paid to the beneficiary.
The price is fixed, but may vary in accordance to the transferred amount, due to the operation being dependent on the volume of operations generated and the transaction type. There is no component of financing, nor the right to receive consideration dependent on the occurrence or not of a future event.

Acceptances, Guarantees and Standby Letters of Credit
Banking Service from acceptances, guarantees and standby letters of credit which are not part of the portfolio of the Bank. There exist different performance obligations; the satisfaction of performance obligations occurs when the service is given to the customer. The consideration in these types of contracts may include fixed amounts, variable amounts, or both, and the Bank acts as principal. The revenue is recognized at a point in time.

Trust
Revenue related to Trust are received from the administration of the customer resources in the business of investment trusts, property trusts, management trusts, guarantee trusts, for the resources of the general social security system, Collective portfolios and Private Equity Funds (PEF). The commitments are established in contracts independently and in an explicit manner, and the services provided by the Bank are not inter-related between the contracts. The performance obligation corresponds to performing the best management in terms of the services to be provided in relation to trust characteristics, thus fixed and variable prices are established depending on the complexity of the business, similarly, revenues are recognized throughout or at a determined time. In all the established businesses it acts as principal.

Placement of Securities
Valores Bancolombia makes available its commercial strength for the deposit, reinvestment of resources through financial instruments to the issuing company. It receives a payment for deposits made. The commitment of the contract is satisfied to the extent that the resources requested by the issuer are obtained through the distribution desks of Valores Bancolombia. The collection is made monthly. It is established that Valores Bancolombia may undertake collection of these commissions at the end of the month through a collection account charged to the issuer, acting as principal.

Bancassurance
The bank receives a commission for collecting insurance premiums at a given time and for allowing the use of its network to sell insurance from different insurance companies over time. The Bank in these bancassurance contracts acts as agent (intermediary between the customer and the insurance company), since it is the insurance company which assumes the risks, and which handles the complaints and claims of the customers inherent in each insurance. Therefore, the insurance company acts as principal before the customer. The prices agreed in bancassurance are defined as a percentage on the value of the policy premiums. The payment shall be tied to the premiums collected, sold or taken for the case of employees’ insurance. The aforementioned then means that the price is variable, since, the revenue will depend on the quantity of policies or calculations made by the insurance companies.

Collections
The Bank acting as principal, commits to collect outstanding invoices receivable by the collecting customers through the different channels offered by the bank, send the information of the collections made and credit the money to the savings or checking account defined by the collecting customer. The commitment is satisfied at a point in time to the extent that the money is collected by the different channels, the information of the said collections is delivered appropriately, and the resources are credited in real-time to the account agreed with the customer. For the service, the Bank receives a fixed payment, which is received for each transaction once the contract is in effect.

Services
These are the maintenance services performed on the fleet owned by the customers, these services are performed on demand, and the value of the service cost is invoiced plus an intermediation margin. The collection is made by the amount of expense invoiced by the provider plus an intermediation percentage, which ranges between 5% and 10% depending on the customer.
The contract is written, is based on a framework contract which is held between the customers which contains the general terms of negotiation and the payment terms are generally 30 days after generating the invoice. The revenue is recognized when the service is provided. There is no financing nor sanctions for early cancellations. To view the details of the balance, refer to line ‘Logistics services’ in Note 14.4 Other operational Income.

Gains on sale of assets
These are the revenue from the sale of assets, where the sale value is higher than the book value recorded in the accounts, the difference representing the gains. The recognition of the revenue is at a point in time once the sale is realized. The Bank acts as principal in this type of transaction and the transaction price is determined by the market value of the asset being sold.
To view the details of the balance, refer to line ‘Gain on sale of assets’ in Note 14.4 Other operational Income.

Investment Banking
Investment Banking offers to customer’s financial advisory services in the structuring of businesses in accordance with the needs of each one of them. The advisory services consist in realizing a financial structuring of a credit or bond in which the Investment Bank offers the elements so that the company decides the best option for structuring the instrument. In the financial advisory contract, a best efforts clause is included.
The promises given to the customers are established in the contracts independently and explicitly. The services provided by the Investment Bank are not interrelated between the contracts, correspond to the independent advice agreed and do not include additional services in the commission agreed with the customer. The advisory services offered in each one of the contracts are identifiable separately from the other performance commitments that the Investment Bank may have with the customers. The Investment Bank does not have a standard contract for the provision of advisory services, given than each contract is tailored to the customer’s needs.
The transaction price is defined at the start of the contract and is assigned to each service provided independently. The price contains a fixed and a variable portion which is provided in the contracts. The variation depends on the placement amount for the case of a financial structuring contract and coordination of the issuance and conditions of the same. In these operations Banca de Inversion Bancolombia provides advice to the customers and the price shall depend at times on the success and amount of the operation. In the contracts subject to evaluation there are no incremental costs associated with the satisfaction of the commitments of the Bank with the customers provided for.
In the contracts signed with the customers, a penalty clause is established in case of a customer withdrawing from continuing with the provision of the services established in the commercial offer. The penalty shall be recognized in the financial statements once the Investment Bank is notified on the withdrawal under the concept of charges for early termination of the contract.

Grupo Cibest Consolidated presents the information on revenue from contracts with customers in accordance with its operating segments defined earlier in Note 3. Operating Segments for each of the principal services offered.
The following table shows the balances categorized by nature and by segment of revenue from ordinary activities from contracts with customers, for further information about composition of Grupo Cibest Consolidated segments see Note 3. Operating segment.
As of March 31, 2026

	Banking Colombia	Banking El Salvador	Banking Guatemala	International Banking	Lease	All Other Segments	Total	Discontinued operations Banking Panama
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	748,035	79,260	16,953	309	—	—	844,557	59,799
Banking services	207,002	44,075	46,705	10,199	-	19,413	327,394	22,861
Payment and collections	272,810	-	-	-	-	-	272,810	2,927
Bancassurance	241,600		-	-	-	-	241,600	15,560
Fiduciary Activities and Securities	-	2,877	200	12	—	164,858	167,947	1,837
Acceptances, Guarantees and Standby Letters of Credit	16,323	1,091	408	98	—	—	17,920	7,603
Investment banking	-	1,116	-	—	-	18,480	19,596	—
Brokerage	-	-	-	—	-	13,645	13,645	—
Others	56,925	20,587	14,899	1,504	1,064	5,011	99,990	8,839
Total revenue of contracts with customers	1,542,695	149,006	79,165	12,122	1,064	221,407	2,005,459	119,426

As of March 31, 2025

	Banking Colombia	Banking El Salvador	Banking Guatemala	International Banking	Leases	All Other Segments	Total segments	Discontinued operations Banking Panama
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	672,645	74,659	16,876	465	–	–	764,645	65,291
Banking services	181,912	44,778	15,482	10,758	–	12,680	265,610	27,677
Payment and collections	260,919	–	–	–	–	–	260,919	2,745
Bancassurance	211,235	5	–	–	–	–	211,240	15,403
Fiduciary Activities and Securities	–	1,746	230	13	–	149,425	151,414	4,794
Acceptances, Guarantees and Standby Letters of Credit	18,734	1,616	410	133	–	–	20,893	8,083
Securities brokerage	–	638	–	–	–	3,826	4,464	586
Brokerage	–	–	–	–	–	6,468	6,468	3,272
Others	66,158	20,094	16,553	1,425	550	2,821	107,601	129
Total revenue of contracts with customers	1,411,603	143,536	49,551	12,794	550	175,220	1,793,254	127,980
For the determination of the transaction price, the Bank assigns to each one of the services the amount which represents the value expected to be received as consideration for each independent commitment, which is based on the relative price of independent sale. The price that Grupo Cibest Consolidated determines for each performance obligation is done by defining the cost of each service, related tax and associated risks to the operation and inherent to the transaction plus the margin expected to be received in each one of the services, taking as references the market prices and conditions, as well as the segmentation of the customer.
In the transactions evaluated in the contracts, changes in the price of the transaction are not identified.
Contract assets with customers
Grupo Cibest Consolidated receives payments from customers based on the provision of the service, in accordance to that established in the contracts. When the Grupo Cibest Consolidated incurs costs for providing the service prior to the invoicing, and if these are directly related with a contract, they improve the resources of the entity and are expected to recuperate, these costs correspond to a contract asset. Currently, the Group does not have assets related to contracts with customers.
As a practical expedient, the Grupo Cibest Consolidated recognizes the incremental costs of obtaining a contract as an expense when the amortization period of the asset is one year or less.
Contract liabilities with customers
The contract liabilities constitute the obligation of Grupo Cibest Consolidated to transfer the services to a customer, for which the Group has received a payment on the part of the final customer or if the amount is due before the execution of the contract. They also include deferred income related to services that shall be delivered or provided in the future, which will be invoiced to the customer in advance, but which are still not due.
Fees and Commissions Expenses
The following table sets forth the detail of commissions expenses for three-month periods ending March 31, 2026 and 2025:

	Accumulated
Fees and Commissions Expenses	2026	2025
In millions of COP
Banking services(1)	430,935	389,937
Sales, collections and other services (2)	100,028	223,097
Correspondent banking	157,059	148,520
Payments and collections	16,651	12,742
Others	49,710	57,712
Total expenses for commissions	754,383	832,008
Discontinued operation Banistmo S.A.(3)	61,250	71,459
(1)The increase was primarily driven by Bancolombia, due to growth in credit card spending and higher transaction volumes at affiliated merchants.
(2)The decrease is mainly due to the reclassification of telephone connection and collection expenses, which, effective January 2026, are reported under Other administrative and general expenses.
(3)The accumulated value as of March 31, 2026, and 2025 corresponds to Banistmo S.A., a subsidiary classified as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.

14.4.       Other operating income
The following table sets forth the detail of other operating income net for the three-months period ended on March 31, 2026 and 2025:

	Accumulated
Other operating income	2026	2025
In millions of COP
Leases and related services	445,600	448,497
Net foreign exchange and Derivatives Foreign exchange contracts(1)	216,338	200,468
Gains on sale of assets	46,187	49,598
Investment property valuation(2)	30,263	22,703
Insurance(3)	25,476	15,925
Logistics services	16,737	14,233
Other reversals	12,839	16,045
Others	61,287	60,089
Total Other operating income	854,727	827,558

Discontinued operations Banistmo S.A.(4)	9,661	9,013
(1) Corresponds to the management of assets and liabilities in foreign currencies and the volatility of the U.S. dollar.
(2) The variation occurs due to the indexation of properties to the UVR and due to updating the appraisals of investment properties.
(3) Corresponds to income from insurance operations of Seguros Agromercantil S.A., subsidiary domiciled in Guatemala.
(4) The accumulated amount as of March 31, 2026 and 2025 corresponds to Banistmo S.A., a subsidiary classified as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.

14.5. Dividends and net income on equity investments
The following table sets forth the detail of dividends received, and share of profits of equity method investees for the three-months period ended on March 31, 2026 and 2025:

	Accumulated
Dividends and net income on equity investments	2026	2025
In millions of COP
Equity method(1)	106,631	112,510
Equity investments and other financial instruments	19,691	19,113
Dividends(2)	4,488	4,259
Total dividends received, and share of profits of equity method investees	130,810	135,882
Discontinued operations Banistmo S.A.(3)	347	1,443
(1)As of March 31, 2026 and 2025, it corresponds to income from equity method of investments in associates for COP 102,719 and COP 105,069 (includes valuation of investments in associates at fair value), respectively, and joint ventures for COP 3,912 and 7,441, respectively.
(2)As of March 31, 2026 and 2025, includes dividends received from equity investments at fair value through profit or loss for COP 543 and COP 166 and investments written off for COP 6 and COP 1, respectively; dividends from equity investments at fair value through OCI for COP 3,939 and COP 4,077, respectively and investments written off for COP 15, in 2025.
(3)As of March 31, 2026 and 2025, the accumulated amount corresponds to Banistmo S.A., a subsidiary classified as an asset held for sale as of December 18, 2025. For more information, see Note 1. Reporting Entity.

NOTE 15. OPERATING EXPENSES
15.1.       Salaries and employee benefit
The details for salaries and employee benefits for the three-month periods ended March 31, 2026 and 2025, are as follows:

	Accumulated
Salaries and employee benefit	2026	2025
In millions of COP
Salaries(1)	626,404	605,974
Bonuses(2)	286,338	235,481
Social security contributions	189,867	173,724
Private premium	171,591	160,810
Defined Benefit severance obligation and interest	54,464	46,702
Indemnization payment(3)	44,395	30,355
Vacation expenses	39,686	36,057
Other benefits(4)	141,075	121,096
Total salaries and employee benefit	1,553,820	1,410,199
Discontinued operation Banistmo S.A.(5)	88,915	120,325
(1)The growth is mainly explained by salary increases indexed to inflation
(2)Corresponds mainly to bonuses for employees in accordance with the variable compensation model of the Grupo Cibest.
(3)The increase is due to severance payments
(4)Includes pension and employee benefits, mainly policy benefits, training and recreation.
(5)The accumulated value as of March 31, 2026, and 2025 corresponds to Banistmo S.A., a subsidiary classified as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.

15.2.       Other administrative and general expenses
The details for administrative and general expenses for the Three-month periods ended March 31, 2026 and 2025, are as follows:

	Accumulated
Other administrative and general expenses	2026	2025
In millions of COP
Maintenance and repairs	260,298	250,450
Insurance	195,444	193,604
Fees	181,664	176,007
Data processing	145,462	133,218
Operational damages and risks	144,445	98,044
Call center channel and collections(1)	102,826	-
Transport	62,076	61,070
Cleaning and security services	32,097	28,944
Advertising	28,138	31,636
Contributions and affiliations	25,222	33,148
Useful and stationery	24,034	20,063
Communications	23,060	20,001
Public services	21,334	24,221
Properties improvements and installation	15,191	11,751
Property management(2)	14,949	10,303
Short-term and low-value leases	10,313	8,414
Publications and subscriptions	6,875	6,286
Disputes, fines and sanctions	6,753	8,826
Travel expenses	6,536	7,377
Storage services	5,209	4,545
Others	133,646	122,614
Total other administrative and general expenses	1,445,572	1,250,522
Discontinued operation Banistmo S.A.(3)	65,454	88,661
Taxes other than income tax	423,938	348,238
Discontinued operation Banistmo S.A.(3)	5,676	8,228
Wealth tax(4)	374,045	-
(1)The increase is due to the reclassification of telephone and collections expenses, which in 2025 were reported under “Sales, Collections, and Services Commissions—Net Commissions.” Starting in January 2026, they will be reported under “Other Administrative and General Expenses.”
(3) The change is due to increases in property management expenses and new contracts.
(4) The accumulated value as of March 31, 2026, and 2025 corresponds to Banistmo S.A., a subsidiary classified as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.
(5) In accordance with the economic, social, and ecological state of emergency declared on February 11, the National Government issued Decree 173 of 2026, which establishes the wealth tax applicable to legal entities for the 2026 tax year. For more information, see Note 8. Income Tax.

15.3.       Impairment, depreciation and amortization
The details for Impairment, depreciation and amortization for the three-month periods ended March 31, 2026 and 2025, are as follows:

	Accumulated
Impairment, depreciation and amortization	2026	2025
In millions of COP
Depreciation of premises and equipment	158,387	150,703
Depreciation of right-of-use assets	48,737	43,361
Amortization of intangible assets	35,370	39,239
Impairment of other assets, net(2)	4,548	8,510
Total impairment, depreciation and amortization	247,042	241,813
Discontinued operation Banistmo S.A.(1)	2,482	24,444
(1)The accumulated value as of March 31, 2026, and 2025 corresponds to Banistmo S.A., a subsidiary classified as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.
(2) Includes value for impairment of property and equipment for COP 143 in 2026 and COP 224 in 2025. The variation is primarily due to Renting 2026, as a result of unsold vehicles in the inventory that were involved in accidents

NOTE 16. EARNINGS PER SHARE (‘EPS’)
Basic earnings per share are calculated by reducing income from continuing operations by the amount of dividends declared in the current period for each class of shares, as well as by the contractual amount of dividends required to be paid. The remaining income is allocated based on each type of share’s participation, as if all the period’s income had been distributed. Basic earnings per share are determined by dividing the profit for the period attributable to shareholders by the weighted average number of ordinary shares outstanding during the period. The weighted average number of ordinary shares outstanding during the period corresponds to the number of ordinary shares outstanding at the beginning of the period, adjusted for the number of ordinary shares repurchased or issued during the period, weighted by a factor that reflects the time such shares were outstanding or retired.

Diluted earnings per share assume the issuance of ordinary shares for all potentially dilutive ordinary shares outstanding during the reporting period. Cibest Corporate Group has no potentially dilutive ordinary shares as of March 31, 2026, and 2025.

The following presents the calculation of basic earnings per share for the years ended March 31, 2026, and 2025 (amounts in millions of Colombian pesos, except for the weighted average number of ordinary shares outstanding and earnings per share):

	Accumulated
	2026	2025
Income from continued operations before attribution of non-controlling interests	1,435,826	1,672,596
Less: Non-controlling interests from continued operations	28,768	27,111
Net income from continued operations	1,407,058	1,645,485
Income from discontinued operations before attribution of non-controlling interests	50,053	92,179
Less: Non-controlling interests from continued operations	-	-
Net income from discontinued operations	50,053	92,179
Net income from controlling interest	1,457,111	1,737,664
Less: Preferred dividends declared	485,177	425,982
Less: Allocation of undistributed earnings to preferred stockholders	184,976	382,972
Net income allocated to common shareholders for basic and diluted EPS	786,958	928,710
Weighted average number of common shares outstanding used in basic EPS calculation(1)	509,103,132	509,704,584
Basic and diluted earnings per share from continued operations	1,493	1,726
Basic and diluted earnings per share from discontinued operations(2)	53	96
Basic and diluted earnings per share to common shareholders	1,546	1,822
(1)As of July 2025, Grupo Cibest has repurchased 12,644,634 shares for a total amount of COP 682,302. For additional information regarding the share repurchase, see Note 13. Appropriated Reserves.
(2)This corresponds to Banistmo S.A., a subsidiary classified as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.

NOTE 17. RELATED PARTY TRANSACTIONS
The parent company is Cibest S.A. and transactions between companies included in the consolidation process and the Parent company meet the definition of related party transactions and were eliminated from the Condensed Consolidated Interim Financial Statements.

The Bank offers banking and financial services to its related parties in order to meet their transactional needs for investment and liquidity in the ordinary course of business. These transactions are carried out in terms similar to those of transactions with third parties. In the case of treasury operations, Bancolombia operates between its own position and its related parties through transactional channels or systems established for this purpose and under the conditions established by current regulations.

The details of transactions with related parties as of December 31, 2025 are included in the annual report of the consolidated financial statements of 2025. During the three-month period ended March 31, 2026, there were no transactions with related parties that materially affected the financial position or results of Cibest Corporate Group.

NOTE 18. LIABILITIES FROM FINANCING ACTIVITIES
The following table presents the reconciliation of the balances of liabilities from financing activities as of March 31, 2026 and 2025:

	Balance as of January 1, 2026	Cash flows	Non-cash changes			Balance as of March 31, 2026(1)
			Foreign currency translation adjustment	Interests accrued	Other movements
	In millions of COP
Liabilities from financing activities
Repurchase agreements and other similar secured borrowing	1,006,806	1,356,763	(17,021)	-	-	2,346,548
Borrowings from other financial institutions(2)	11,111,930	(472,070)	(142,652)	213,257	96	10,710,561
Debt instruments in issue(2)	10,839,423	(297,495)	(221,096)	196,109	-	10,516,941
Preferred shares(3)	583,477	(56,974)	-	14,264		540,767
Total liabilities from financing activities	23,541,636	530,224	(380,769)	423,630	96	24,114,817
(1)As of March 31, 2026, include the operations of Banistmo S.A. For more information, see Note 1. Reporting Entity
(2)The cash flows disclosed in this table related with Borrowings from other financial institutions and Debt securities in issue include the interests paid during the year amounting to COP 196,311 and COP 121,610, respectively, which are classified as cash flows from operating activities in the Condensed Consolidated Interim Statement of Cash Flow.
(3)The cash flow amounting to COP 56,974 corresponds to the fixed minimum dividend paid to the preferred shares' holders and is included in the line "dividends paid" of the Condensed Consolidated Interim Statement of Cash Flow, which includes the dividends paid during the year to both preferred and common shares holders.

			Non-cash changes
	Balance as of January 1, 2025	Cash flows	Foreign currency translation adjustment	Interests accrued	Other movements	Balance as of March 31, 2025
	In millions of COP
Liabilities from financing activities
Repurchase agreements and other similar secured borrowing	1,060,472	224,065	(18,809)	—	—	1,265,728
Borrowings from other financial institutions(1)	15,689,532	(3,596,357)	(465,612)	272,541	-767	11,899,337
Debt instruments in issue(1)	11,275,216	(163,780)	(441,819)	208,711	-	10,878,328
Preferred shares(2)	584,204	(57,701)	-	14,837	-	541,340
Total liabilities from financing activities	28,609,424	(3,593,773)	(926,240)	496,089	(767)	24,584,733
(1)The cash flows disclosed in this table related with Borrowings from other financial institutions and Debt securities in issue include the interests paid during the year amounting to COP 342,936 and COP 102,520, respectively, which are classified as cash flows from operating activities in the Condensed Consolidated Interim Statement of Cash Flow.
(2)The cash flow amounting to COP 57,701 corresponds to the fixed minimum dividend paid to the preferred shares' holders and is included in the line "dividends paid" of the Condensed Consolidated Interim Statement of Cash Flow, which includes the dividends paid during the year to both preferred and common shares holders.

NOTE 19. FAIR VALUE OF ASSETS AND LIABILITIES
The following table presents the carrying amount and the fair value of the assets and liabilities as of March 31, 2026 and December 31, 2025:

Assets and liabilities	Note	March 31, 2026(1)		December 31, 2025(1)
		Carrying amount	Fair Value	Carrying amount	Fair Value
In millions of COP
Assets
Debt instruments at fair value through profit or loss	5.1	26,613,118	26,613,118	23,459,380	23,459,380
Debt instruments at fair value through OCI	5.1	3,599,298	3,599,298	3,551,348	3,551,348
Debt instruments at amortized cost	5.1	7,092,734	7,101,778	5,812,624	5,836,484
Derivative financial instruments	5.2	4,838,098	4,838,098	4,417,863	4,417,863
Equity securities at fair value	5.1	1,495,838	1,495,838	1,463,622	1,463,622
Other financial instruments	5.1	29,691	29,691	30,285	30,285
Loans and advances to customers at amortized cost, net(2)	6	248,207,458	252,268,598	243,100,035	248,747,474
Investment properties	7	6,407,375	6,407,375	6,595,407	6,595,407
Investments in associates(3)		2,107,691	2,107,691	2,041,402	2,041,402
Total		300,391,301	304,461,485	290,471,966	296,143,265
Liabilities
Deposits by customers	9	271,721,894	270,524,812	264,413,956	264,953,910
Interbank deposits	10	184,626	184,626	30,102	30,102
Repurchase agreements and other similar secured borrowing	10	2,009,400	2,009,400	676,047	676,047
Derivative financial instruments	5.2	5,547,100	5,547,100	4,514,630	4,514,630
Borrowings from other financial institutions		9,221,684	9,221,684	9,356,428	9,356,428
Preferred shares		540,767	322,069	583,477	324,260
Debt instruments in issue		7,450,619	7,533,338	7,409,693	7,627,543
Total		296,676,090	295,343,029	286,984,333	287,482,920
(1)The accumulated value as of March 31, 2026 and December 31, 2025, includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.
(2)As of December 31, 2025, the fair value of the loan portfolio was overstated by COP 26,878,951 due to the inclusion of the fair value corresponding to Banistmo S.A.´s portfolio. Once the inaccuracy was identified, Management proceeded to adjust the disclosed amount, concluding that the difference with respect to the previously reported figure does not have a material impact on the financial information.
(3)As March 31, 2026, and December 31, 2025, the fair value of Banistmo S.A.’s loan portfolio amounts to COP 25,826,297 and COP 26,878,951, respectively.
(4)It corresponds to investments in associates P.A. Viva Malls, P.A. Distrito Vera, P.A. Lote Palermo, and Fideicomiso Locales Distrito Vera.

Fair value hierarchy

IFRS 13 establishes a fair value hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable, that reflects the significance of inputs adopted in the measurement process. In accordance with IFRS, the financial instruments are classified as follows:

Level 1: Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities. An active market is a market in which transactions for the asset or liability being measured take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. Level 2 generally includes: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain retained residual interests in securitizations, asset-backed securities (ABS) and highly structured or long-term derivative contracts where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

Valuation process for fair value measurements

The valuation to fair value prices is performed using prices, methodologies and inputs provided by the official pricing services provider (Precia - Proveedor de Precios para Valoración S.A.) to Cibest Corporate Group.

All methodologies and procedures developed by the pricing services provider are supervised by the SFC, which has not objected to them.

Daily, the back-office Service Valuation Officer (SVO) verifies the valuation of investments, and the Credit and Financial Risk Manager area reports the results of the portfolio’s valuation.

Fair value measurement

Assets and liabilities

a. Debt instruments

Cibest Corporate Group assigns prices to those debt investments, using the prices provided by the official pricing services provider (Precia) and assigns the appropriate level according to the procedure described above. For securities not traded or over the counter, such as certain bonds issued by other financial institutions, Cibest Corporate Group generally determines fair value using internal valuation and standard techniques. These techniques include determination of expected future cash flows which are discounted using curves of the applicable currencies and the Colombian consumer price index (interest rate in this case), modified by the credit risk and liquidity risk. The interest rate is generally computed using observable market data and reference yield curves derived from quoted interest in appropriate time bandings, which match the timings of the cash flows and maturities of the instruments.

b. Equity securities and other financial instruments

Cibest Corporate Group perform the market price valuation of its investments in variable income using the prices provided by the official pricing services provider (Precia) and classifies those investments according to the procedure described above (Hierarchy of fair value section). Likewise, the fair value of unlisted equity securities and other financial instruments is based on an assessment of each individual investment using methodologies that include publicly-traded comparable derived by multiplying a key performance metric (e.g., earnings before interest, taxes, depreciation and amortization) of the portfolio company by the relevant valuation multiple observed for comparable companies, acquisition comparable, and if necessary considered, are subject to appropriate discounts for lack of liquidity or marketability. Interests in investment funds, trusts and collective portfolios are valued using the investment unit value determined by the fund management company. For investment funds where the underlying assets are investment properties, the investment unit value depends on the investment properties value, determined as described below in “i. Investment property”.

c. Derivative financial instruments

Cibest Corporate Group holds positions in standardized derivatives, such as futures over local stocks, and over the market representative rate. These instruments are evaluated according to the information provided by Precia, which perfectly matches the information provided by the Central Counterparty Clearing House – CCP.

Additionally, Cibest Corporate Group holds positions in Over-The-Counter (OTC) derivatives, which in the absence of prices, are valued using the inputs and methodologies provided by the pricing services provider, which have the no objection to the SFC.

The key inputs depend upon the type of derivative and the nature of the underlying instrument and include interest rate yield curves, foreign exchange rates, the spot price of the underlying volatility, credit curves, and correlation of such inputs.

d. Credit valuation adjustment

Cibest Corporate Group measures the effects of the credit risk of its counterparties and its own creditworthiness in determining fair value of the swap, option, and forward derivatives.

Counterparty credit-risk adjustments are applied to derivatives when the Cibest Corporate Group’s position is a derivative asset and the Cibest Corporate Group’s credit risk is incorporated when the position is a derivative liability. Cibest Corporate Group attempts to mitigate credit risk to third parties which are international banks by entering into master netting agreements. The agreements allow the offsetting or netting of amounts that are liabilities derived from transactions carried out under the different agreements. Master netting agreements take different forms and may allow payments to be made under a variety of other master agreements or other negotiated agreements between the same parties; some may operate on a monthly basis, while others apply only upon termination of the agreements.

When assessing the impact of credit exposure, only the net counterparty exposure is considered at risk, due to the offsetting of certain same-counterparty positions and the application of cash and other collateral.

Cibest Corporate Group generally calculates the asset’s credit risk adjustment for derivatives transacted with international financial institutions by incorporating indicative credit related pricing that is generally observable in the market (Credit Default Swaps, “CDS”). The credit-risk adjustment for derivatives transacted with nonpublic counterparties is calculated by incorporating unobservable credit data derived from internal credit qualifications to the financial institutions and corporate companies located in each geography. Cibest Corporate Group also considers its own creditworthiness when determining the fair value of an instrument, including OTC derivative instruments if Cibest Corporate Group believes market participants would take that into account when transacting the respective instrument. The approach to measuring the impact of the Cibest Corporate Group’s credit risk on an instrument transacted with international financial institutions is done using the asset swap curve calculated for subordinated bonds issued by Cibest Corporate Group in foreign currency. For derivatives transacted with local financial institutions, Cibest Corporate Group calculates the credit risk adjustment by incorporating credit risk data provided by rating agencies and available in the financial markets.

e. Impaired loans measured at fair value

Cibest Corporate Group measured certain impaired loans based on the fair value of the associated collateral less costs to sell. The fair values were determined as follows using external and internal valuation techniques or third-party experts, depending on the type of underlying asset.

For vehicles under leasing arrangements, Cibest Corporate Group uses an internal valuation model based on price curves for each type of vehicle. Such curves show the expected price of the vehicle at different points in time based on the initial price and projection of economic variables such as inflation, devaluation, and customs. The prices modelled in the curves are compared every six months with market information for the same or similar vehicles and in the case of significant deviation; the curve is adjusted to reflect the market conditions.

Other vehicles are measured using matrix pricing from a third party. This matrix is used by most of the market participants and is updated monthly. The matrix is developed from values provided by several price providers for identical or similar vehicles and considers brand, characteristics of the vehicles, and manufacturing date among other variables to determine the prices.

For real estate assets, a third-party qualified appraiser is used. The methodologies vary depending on the date of the last appraisal available for the property (the appraisal is estimated based on either of three approaches: cost, sales comparison, and income approach, and is required every three years). When the property has been valued in the last 12 months and the market conditions have not shown significant changes, the most recent valuation is considered the fair value of the property.

For all other cases (for example, appraisals older than 12 months) the value of the property is updated by adjusting the value in the last appraisal for weighted factors such as location, type and characteristics of the property, size, structural conditions and the expected sales prices, among others. The factors are determined based on current market information gathered from several external real estate specialists. For all other cases (for example, appraisals older than 12 months) the value of the property is updated by adjusting the value in the last appraisal for weighted factors such as location, type and characteristics of the property, size, structural conditions, and the expected sales prices, among others. The factors are determined based on current market information gathered from several external real estate specialists.

f. Assets held for sale measured at fair value less cost of sale

Cibest Corporate Group measures certain impaired foreclosed assets and premises and equipment held for sale based on fair value less costs to sell. The fair values were determined using external and internal valuation techniques, depending on the type of underlying asset. Those assets are comprised mainly of real estate properties for which the appraisal is conducted by experts considering factors such as the location, type and characteristics of the property, size, physical conditions and expected selling costs, among others. Likewise, in some cases fair value is estimated considering comparable prices or promises of sale and offering prices from auctions process.

Additionally, Cibest Corporate Group measured the discontinued operation Banistmo SA classified as held for sale based on fair value less costs to sell. See Note 1. Reporting Entity.

g. Mortgage-backed securities (“TIPS”) and Asset-Backed securities

Cibest Corporate Group invests in asset-backed securities for which underlying assets are mortgages and earnings under contracts issued by financial institutions and corporations, respectively. Cibest Corporate Group does not have a significant exposure to sub-prime securities. The asset-backed securities are denominated in local market TIPS and are classified as fair value through profit or loss. These asset-backed securities have different maturities and are generally classified by credit ratings.

TIPS are part of Cibest Corporate Group portfolio and its fair value is measured using published price from the official pricing services provider. These securities are leveled by margin and are assigned to level 2 or 3 based on information provided by Precia.

Residual TIPS have their fair value measured using the discounted flow method, taking into account the amortization tables of the Titularizadora Colombiana, the betas in COP and UVR of Precia (used to construct the curves) and the margins; when they are residual TIPS of subordinated issues, a liquidity premium is applied. These securities are assigned to level 3.

h. Investments in associates measured at fair value

Cibest Corporate Group recognizes its investments in P.A Viva Malls, P.A Distrito Vera and Fideicomiso Locales Distrito Vera as associates at fair value. The estimated amount is provided by the fund manager as the variation of the units according to the units owned by the FCP Fondo Inmobiliario Colombia. The associate’s assets are comprised of investment properties which are measured using the following techniques: comparable prices, discounted cash flows, replacement cost and direct capitalization. For further information about techniques methodologies and inputs used by the external party see “Quantitative Information about Level 3 Fair Value Measurements”.

i. Investment property

Cibest Corporate Group’s investment property is valued by external experts, who use valuation techniques based on comparable prices, direct capitalization, discounted cash flows and replacement costs.

Assets and liabilities measured at fair value on a recurring basis

The following table presents for each level of the fair value hierarchy levels the Cibest Corporate Group’s assets and liabilities measured at fair value on a recurring basis as of March 31, 2026, and December 31, 2025:

Financial Assets
Type of instrument	March 31, 2026(1)				December 31, 2025(1)
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Investment securities
Debt instruments at fair value through profit or loss
Securities issued by the Colombian Government	13,666,454	3,529,583	2,408	17,198,445	10,176,528	2,436,729	2,423	12,615,680
Securities issued or secured by government entities	-	154,412	-	154,412	-	152,574	-	152,574
Securities issued by other financial institutions	195,403	791,697	81,266	1,068,366	206,151	550,010	69,173	825,334
Securities issued by foreign governments	4,641,983	3,457,833	-	8,099,816	6,350,052	3,426,269	-	9,776,321
Corporate bonds	4,001	73,846	14,232	92,079	4,247	55,511	29,713	89,471
Total debt instruments at fair value through profit or loss	18,507,841	8,007,371	97,906	26,613,118	16,736,978	6,621,093	101,309	23,459,380
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	-	-	2,681,855	2,681,855	-	-	2,625,566	2,625,566
Securities issued by other financial institutions	-	62,699	-	62,699	-	63,624	-	63,624
Corporate bonds	-	339,527	515,217	854,744	-	349,647	512,511	862,158
Total debt instruments at fair value through OCI	-	402,226	3,197,072	3,599,298	-	413,271	3,138,077	3,551,348
Total debt instruments	18,507,841	8,409,597	3,294,978	30,212,416	16,736,978	7,034,364	3,239,386	27,010,728
Equity securities
Equity securities	111,937	648,264	735,637	1,495,838	50,909	624,781	787,932	1,463,622
Total equity securities	111,937	648,264	735,637	1,495,838	50,909	624,781	787,932	1,463,622
Other financial assets
Other financial assets	-	-	29,691	29,691	-	-	30,285	30,285
Total other financial assets	-	-	29,691	29,691	-	-	30,285	30,285
Derivative financial instruments
Forwards
Foreign exchange contracts	-	2,470,945	679,819	3,150,764	-	2,131,966	763,486	2,895,452
Equity contracts	-	935	9,458	10,393	-	34,367	24,773	59,140
Total forwards	-	2,471,880	689,277	3,161,157	-	2,166,333	788,259	2,954,592
Swaps
Foreign exchange contracts	-	1,057,735	208,243	1,265,978	-	905,862	162,878	1,068,740
Interest rate contracts	145,305	140,760	8,202	294,267	136,560	129,082	12,812	278,454
Total swaps	145,305	1,198,495	216,445	1,560,245	136,560	1,034,944	175,690	1,347,194
Options
Foreign exchange contracts	384	55,948	60,364	116,696	-	51,739	64,338	116,077
Total options	384	55,948	60,364	116,696	-	51,739	64,338	116,077
Total derivative financial instruments	145,689	3,726,323	966,086	4,838,098	136,560	3,253,016	1,028,287	4,417,863
Investment properties
Lands	-	-	596,823	596,823	-	-	563,185	563,185
Buildings	-	-	5,810,552	5,810,552	-	-	6,032,222	6,032,222
Total investment properties	-	-	6,407,375	6,407,375	-	-	6,595,407	6,595,407
Investment in associates at fair value
Investment in associates at fair value	-	-	2,107,691	2,107,691	-	-	2,041,402	2,041,402
Total investment in associates at fair value	-	-	2,107,691	2,107,691	-	-	2,041,402	2,041,402
Total	18,765,467	12,784,184	13,541,458	45,091,109	16,924,447	10,912,161	13,722,699	41,559,307

(1)The accumulated value as of March 31, 2026 and December 31, 2025 includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.

Financial liabilities
Type of instrument	March 31, 2026(1)				December 31, 2025(1)
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Derivative financial instruments
Forwards
Foreign exchange contracts	-	1,611,914	1,813,485	3,425,399	-	1,514,575	1,205,024	2,719,599
Equity contracts	-	2,833	43,523	46,356	-	547	7,616	8,163
Total forwards	-	1,614,747	1,857,008	3,471,755	-	1,515,122	1,212,640	2,727,762
Swaps
Foreign exchange contracts	-	1,232,354	265,445	1,497,799	-	1,133,648	135,106	1,268,754
Interest rate contracts	143,819	181,344	98,488	423,651	135,242	161,742	74,195	371,179
Total swaps	143,819	1,413,698	363,933	1,921,450	135,242	1,295,390	209,301	1,639,933
Options
Foreign exchange contracts	68	39,031	114,796	153,895	224	36,466	110,245	146,935
Total options	68	39,031	114,796	153,895	224	36,466	110,245	146,935
Total derivative financial instruments	143,887	3,067,476	2,335,737	5,547,100	135,466	2,846,978	1,532,186	4,514,630
Total	143,887	3,067,476	2,335,737	5,547,100	135,466	2,846,978	1,532,186	4,514,630
(1)The accumulated value as of March 31, 2026 and December 31, 2025 includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.

Fair value of assets and liabilities that are not measured at fair value in the Condensed Consolidated Interim Statement of Financial Position

The following table presents for each of the fair-value hierarchy levels the Cibest Corporate Group’s assets and liabilities that are not measured at fair value in the Condensed Consolidated Interim Statement of Financial Position, but for which the fair value is disclosed at March 31, 2026, and December 31, 2025:

Assets
Type of instrument	March 31, 2026(1)				December 31, 2025(1)
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Debt instruments
Securities issued by the Colombian Government	137,015	-	1,027,040	1,164,055	141,524	-	-	141,524
Securities issued or secured by government entities	-	-	4,418,906	4,418,906	-	43,771	4,094,247	4,138,018
Securities issued by other financial institutions	131,106	90,757	50,858	272,721	129,128	93,521	52,231	274,880
Securities issued by foreign governments	145,690	181,192	-	326,882	189,057	150,587	-	339,644
Corporate bonds	618,845	9,125	291,244	919,214	642,074	9,623	290,721	942,418
Total – Debt instruments	1,032,656	281,074	5,788,048	7,101,778	1,101,783	297,502	4,437,199	5,836,484
Loans and advances to customers, net	-	-	252,268,598	252,268,598	-	-	248,747,474	248,747,474
Total	1,032,656	281,074	258,056,646	259,370,376	1,101,783	297,502	253,184,673	254,583,958
(1)The accumulated value as of March 31, 2026 and December 31, 2025 includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.

Liabilities
Type of instruments	March 31, 2026(1)				December 31, 2025(1)
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Deposits by customers	-	68,298,776	202,226,036	270,524,812	-	64,471,127	200,482,783	264,953,910
Interbank deposits	-	-	184,626	184,626	-	-	30,102	30,102
Repurchase agreements and other similar secured borrowing	-	-	2,009,400	2,009,400	-	-	676,047	676,047
Borrowings from other financial institutions	-	-	9,221,684	9,221,684	-	-	9,356,428	9,356,428
Debt instruments in issue	4,894,078	1,416,899	1,222,361	7,533,338	5,030,129	1,372,155	1,225,259	7,627,543
Preferred shares	-	-	322,069	322,069	-	-	324,260	324,260
Total	4,894,078	69,715,675	215,186,176	289,795,929	5,030,129	65,843,282	212,094,879	282,968,290
(1)The accumulated value as of March 31, 2026 and December 31, 2025 includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.

IFRS requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the Condensed Consolidated Interim Statement of Financial Position, for which it is practicable to estimate fair value. Certain categories of assets and liabilities, however, are not eligible for fair value accounting. The financial instruments below are not measured at fair value on a recurring and nonrecurring basis:

Short-term financial instruments

Short-term financial instruments are valued at their carrying amounts included in the Condensed Consolidated Interim Statement of Financial Position, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach was used for cash and cash equivalents, accrued interest receivable, customers’ acceptances, accounts receivable, accounts payable, accrued interest payable and Cibest Corporate Group acceptances outstanding.

Deposits from customers

The fair value of time deposits was estimated based on the discounted value of cash flows using the appropriate discount rate for the applicable maturity. The fair value of deposits with no contractual maturities represents the amount payable on demand as of the date of the Statement of Financial Position.

Interbank deposits and repurchase agreements and other similar secured borrowings

Short-term interbank borrowings and repurchase agreements have been valued at their carrying amounts because of their relatively short-term nature. Long-term and domestic development bank borrowings have also been valued at their carrying amount because they bear interest at variable rates.

Borrowings from other financial institutions

The fair value of borrowings from other financial institutions were determined by using discounted cash flow models. The cash flows projection of capital and interest was made according to the contractual terms, considering capital amortization and interest bearing. Subsequently, the cash flows were discounted using reference curves formed by the weighted average of the Cibest Corporate Group’s deposit rates.

Debt instruments in issue

The fair value of debt instruments in issue, comprised of bonds issued by Cibest Corporate Group, was estimated substantially based on quoted market prices. The fair value of certain bonds which do not have a public trading market, were determined based on the discounted value of cash flows using the rates currently offered for bonds of similar remaining maturities and Cibest Corporate Group’s creditworthiness.

Preferred Shares

In the valuation of the liability component of Preferred Shares related to the minimum dividend of 1% of the subscription price, Cibest Corporate Group uses the Gordon Model to price the obligation, taking into account its own credit risk, which is measured using the market spread based on observable inputs such as quoted prices of sovereign debt. The Gordon Model is commonly used to determine the intrinsic value of a stock based on a future series of dividends that are estimated by Cibest Corporate Group and growth at a constant rate considering Cibest Corporate Group’s own perspectives of the payout ratio.

Loans and advances to customers

Estimating the fair value of loans and advances to customers is considered an area of considerable uncertainty as there is no observable market. The loan portfolio is stratified into tranches and loans segments such as commercial, consumer, small business loans, mortgage, and leasing. The fair value of loans and advances to customers and financial institutions is determined using a discounted cash flow methodology, considering each credit’s principal and interest projected cash flows to the prepayment date. The projected cash flows are discounted using reference curves according to the type of loan and its maturity date.

Items measured at fair value on a non-recurring basis

Cibest Corporate Group measured certain foreclosed assets held for sale, including the discontinued operation of Banistmo S.A., based on fair value less costs to sell. Fair values were determined using internal and external valuation techniques and third-party judgments, depending on the type of underlying asset. The following breakdown sets out the fair value hierarchy of assets classified by type:

Type of instruments	March 31, 2026(1)				December 31, 2025(1)
	Fair-value hierarchy			Total fair value	Fair-value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Machinery and equipment	-	-	6,394	6,394	-	-	5,622	5,622
Real estate for residential purposes	-	-	2,940	2,940	-	-	4,584	4,584
Real estate different from residential properties	-	-	-	-	-	-	136	136
Discontinued operation	-	-	5,767,642	5,767,642	-	-	5,892,573	5,892,573
Total	-	-	5,776,976	5,776,976	-	-	5,902,915	5,902,915
(1)The accumulated value as of March 31, 2026 and December 31, 2025 includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.
Changes in level 3 fair-value category
The table below presents reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs at March 31, 2026, and December 31, 2025:

As of March 31, 2026

Type of instruments	Balance, January 1, 2026	Included in earnings	OCI	Purchases	Settlement	Reclassifications(2)	Prepaids	Transfers in to level 3	Transfers out of level 3	Balance, March 31, 2026(1)
In millions of COP
Assets
Debt instruments at fair value though profit or loss
Securities issued by the Colombian Government	2,423	48	-	-	-	-	(63)	-	-	2,408
Securities issued or secured by other financial entities	69,173	(272)	-	1,000	-	-	(4,536)	20,949	(5,048)	81,266
Corporate bonds	29,713	(475)	-	-	-	-	(84)	-	(14,922)	14,232
Total	101,309	(699)	-	1,000	-	-	(4,683)	20,949	(19,970)	97,906
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	2,625,566	-	56,289	-	-	-	-	-	-	2,681,855
Corporate bonds	512,511	-	2,706	-	-	-	-	-	-	515,217
Total	3,138,077	-	58,995	-	-	-	-	-	-	3,197,072
Derivative financial instruments
Foreign exchange contracts	990,702	299,240	-	268,504	(501,322)	(165,561)	-	57,482	(619)	948,426
Interest rate contracts	12,812	(4,063)	-	940	(148)	(2,719)	-	1,380	-	8,202
Equity contracts	24,773	-	-	8,826	(24,773)	-	-	632	-	9,458
Total	1,028,287	295,177	-	278,270	(526,243)	(168,280)	-	59,494	(619)	966,086
Equity securities
Equity securities	787,932	10,706	(1,444)	13,085	(2,232)	-	-	-	(72,410)	735,637
Total	787,932	10,706	(1,444)	13,085	(2,232)	-	-	-	(72,410)	735,637
Other financial instruments
Other financial instruments	30,285	(594)		-	-					29,691
Total	30,285	(594)	-	-	-	-	-	-	-	29,691
Investment in associates
P.A. Viva Malls	1,990,556	66,816	-	-	-	-	-	-	-	2,057,372
P.A. Lote Palermo	37,295	317	-	-	-	-	-	-	-	37,612
P.A. Distrito Vera	13,405	698	-	-	(1,541)	-	-	-	-	12,562
Fideicomiso Locales Distrito Vera	146	(1)	-	-	-	-	-	-	-	145
Total	2,041,402	67,830	-	-	(1,541)	-	-	-	-	2,107,691
Total Assets	7,127,292	372,420	57,551	292,355	(530,016)	(168,280)	(4,683)	80,443	(92,999)	7,134,083
Liabilities
Derivative financial instruments
Foreign exchange contracts	1,450,373	1,051,612	-	403,312	(605,160)	(165,561)	-	59,798	(819)	2,193,555
Interest rate contracts	74,195	20,367	-	9,876	(4,982)	(2,719)	-	1,751	-	98,488
Equity contracts	7,616	(140)	-	43,122	(7,094)	-	-	19	-	43,523
Total	1,532,184	1,071,839	-	456,310	(617,236)	(168,280)	-	61,568	(819)	2,335,566
Total liabilities	1,532,184	1,071,839	-	456,310	(617,236)	(168,280)	-	61,568	(819)	2,335,566
(1)The accumulated value as of March 31, 2026 and December 31, 2025 includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.
(2)From derivative assets to derivative liabilities classified in level 3 and vice versa.

As of March 31, 2025

Type of instruments	Balance, January 1, 2025	Included in earnings	OCI	Purchases	Settlement	Reclassifications(1)	Prepaids	Transfers in to level 3	Transfers out of level 3	Balance, March 31, 2025
In millions of COP
Assets
Debt instruments at fair value though profit or loss
Securities issued or secured by other financial entities	77,821	582	-	-	(1,728)	-	(1,348)	4,803	-	80,130
Corporate bonds	34,259	247	-	-	(15,625)	-	-	-	(2,965)	15,916
Total	112,080	829	-	-	(17,353)	-	(1,348)	4,803	(2,965)	96,046
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	2,648,355	-	58,083	-	-	-	-	-	-	2,706,438
Securities issued or secured by other financial entities	49,744	-	889	-	-	-	-	-	-	50,633
Corporate bonds	577,439	-	13,152	-	-	-	-	-	(32,039)	558,552
Total	3,275,538	-	72,124	-	-	-	-	-	(32,039)	3,315,623
Derivative financial instruments
Foreign exchange contracts	795,358	(31,769)	-	190,085	(395,436)	(17,904)	-	99,508	(164,830)	475,012
Interest rate contracts	15,493	(1,987)	-	7,468	(133)	(36)	-	2,867	(107)	23,565
Equity contracts	51,347	-	-	45,888	(51,347)	-	-	-	-	45,888
Total	862,198	(33,756)	-	243,441	(446,916)	(17,940)	-	102,375	(164,937)	544,465
Equity securities
Equity securities	717,873	10,897	(11,940)	16,180	(1,655)	-	-	67,668	-	799,023
Total	717,873	10,897	(11,940)	16,180	(1,655)	-	-	67,668	-	799,023
Other financial instruments
Other financial instruments	34,385	(1,342)	-	-	-	-	-	-	-	33,043
Total	34,385	(1,342)	-	-	-	-	-	-	-	33,043
Investment in associates
P.A. Viva Malls	1,817,503	71,541	-	-	-	-	-	-	-	1,889,044
P.A. Distrito Vera	13,325	443	-	-	(157)	-	-	-	-	13,611
Fideicomiso Locales Distrito Vera	56	(1)	-	22	-	-	-	-	-	77
Total	1,830,884	71,983	-	22	(157)	-	-	-	-	1,902,732
Investment properties
Investment properties	5,580,109	22,703	-	41,018	(35,793)	-	-	-	-	5,608,037
Total	5,580,109	22,703	-	41,018	(35,793)	-	-	-	-	5,608,037
Total Assets	12,413,067	71,314	60,184	300,661	(501,874)	(17,940)	(1,348)	174,846	(199,941)	12,298,969
Liabilities
Derivative financial instruments
Foreign exchange contracts	154,613	(9,868)	-	55,245	(69,369)	(17,904)	-	8,499	(11,462)	109,754
Interest rate contracts	27,646	(13)	-	-	(580)	(36)	-	112	(26,523)	606
Equity contracts	1,278	-	-	2,212	(1,278)	-	-	-	-	2,212
Total	183,537	(9,881)	-	57,457	(71,227)	(17,940)	-	8,611	(37,985)	112,572
Total liabilities	183,537	(9,881)	-	57,457	(71,227)	(17,940)	-	8,611	(37,985)	112,572
(1)From derivative assets to derivative liabilities classified in level 3 and vice versa.

Level 3 fair value rollforward
The following were the significant level 3 transfers at March 31, 2026, and 2025:

As of March 31, 2026, and 2025, net transfers in Cibest Corporate Group for COP (200) and COP 126,952, respectively, from level 3 to level 2 of derivatives foreign exchange contracts and interest rate contracts, it was presented due to the transfer of the credit risk of the counterparty to the own credit risk. As of March 31, 2026, and 2025, net transfers for COP (2,074) and COP 93,764, respectively, from level 2 to level 3 of the derivative foreign exchange contracts and interest rate contracts, it was presented due to the transfer of the credit risk from Cibest Corporate Group to the credit risk of the counterparty.

As of March 31, 2026, and 2025, there are corporate bonds of debt instruments at fair value through OCI for COP 515,217 and COP 558,552, respectively.

As of March 31, 2026, and 2025, unrealized gains and losses on debt instruments were COP (699) and COP 829; equity securities COP 10,706 and COP 10,897, respectively.

Transfers between level 1 and level 2 of the fair value hierarchy
The table below presents the transfers for all assets and liabilities measured at fair value on a recurring basis between level 1 and level 2 as of March 31, 2026, and December 31, 2025:

Type of instruments	March 31, 2026(1)		December 31, 2025(1)
	Transfers level 1 to level 2	Transfers level 2 to level 1	Transfers level 1 to level 2	Transfers level 2 to level 1
In millions of COP
Debt instruments at fair value though profit or loss
Securities issued or secured by foreign government	36,133	74,279	36,039	-
Total	36,133	74,279	36,039	-
Equity securities
Equity securities	-	2	2	10,018
Total	-	2	2	10,018
(1)The accumulated value as of March 31, 2026 and December 31, 2025 includes the effects of the classification of Banistmo S.A. as an asset held for sale since December 18, 2025. For more information, see Note 1. Reporting Entity.

As of March 31, 2026, Cibest Corporate Group transferred securities from level 1 to level 2, because such securities had lower liquidity and lower trading in an active market.

All transfers are assumed to occur at the end of the reporting period.

Quantitative information about level 3 fair value measurements

The fair value of financial instruments is, in certain circumstances, measured using valuation techniques that incorporate assumptions that are not evidenced by prices from observable market transactions in the same instrument and are not based on observable market data. Changing one or more of the inputs to the valuation models to reasonably possible alternative assumptions would change the fair values and therefore a valuation adjustment would be recognized in profit or loss. Favorable and unfavorable changes are determined on the basis of changes in the value of the instrument as a result of varying the levels of the unobservable input as described in the table below.

The following table sets forth information about significant unobservable inputs related to Cibest Corporate Group’s material categories of level 3 financial assets and liabilities and the sensitivity of these fair values to reasonably possible alternative assumptions.

As of March 31, 2026

Type of instruments	Fair Value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
In millions of COP
Debt instruments
Securities issued by other financial institutions
TIPS	76,193	Discounted cash flow	Yield	0.14% to 10.31%	2.60%	74,665	77,760
			Prepayment Speed	n/a	n/a	78,876	n/a
			Prepayment Speed	n/a	n/a	75,369	n/a
Other bonds	5,073	Discounted cash flow	Yield	0.29% to 0.30%	0.28%	4,966	5,080
Total securities issued by other financial institutions	81,266
Securities issued by the Colombian Government
Bonds by government entities	2,684,263	Discounted cash flow	Yield / Interest rate	0.50% to 0.50%	0.50%	2,681,905	2,690,104
Corporate bonds
Corporate bonds	529,449	Discounted cash flow	Yield	-0.10% to 4.16%	2.03%	488,388	547,953
Total debt instruments	3,294,978
Equity securities
Equity securities	735,637	Price-based	Price	n/a	n/a	n/a	n/a
Other financial instruments
Other financial instruments	29,691	Internal valuation methodology	Internal valuation methodology	n/a	n/a	n/a	n/a
Derivative financial instruments
Forward	(1,167,731)	Discounted cash flow	Credit spread	-0.02% to 17.10%	0.45%	(1,166,325)	(1,169,982)
Swaps	(147,488)	Discounted cash flow	Credit spread	-0.03% to 17.06%	-0.03%	(138,026)	(151,181)
Options	(54,432)	Discounted cash flow	Credit spread	-0.01% to 17.06%	0.45%	(54,241)	(54,419)
Total derivative financial instruments	(1,369,651)
Investment in associates
P.A. Viva Malls	2,057,372	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Lote Palermo	37,612	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Distrito Vera	12,562	Price-based	Price	n/a	n/a	n/a	n/a
Fideicomiso Locales Distrito Vera	145	Price-based	Price	n/a	n/a	n/a	n/a
Total investment in associates	2,107,691

As of December 31, 2025

Type of instruments	Fair Value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
In millions of COP
Debt instruments
Securities issued by other financial institutions
TIPS	64,125	Discounted cash flow	Yield	0.14% to 10.31%	3.06%	62,752	65,538
			Prepayment Speed	n/a	n/a	67,024	n/a
			Prepayment Speed	n/a	n/a	63,704	n/a
Other bonds	5,048	Discounted cash flow	Yield	0.32% to 1.10%	0.71%	5,002	5,094
Total securities issued by other financial institutions	69,173
Securities issued by the Colombian Government
Bonds by government entities	2,627,989	Discounted cash flow	Yield	0.50% to 0.50%	0.50%	2,619,101	2,640,019
Corporate bonds
Corporate bonds	542,224	Discounted cash flow	Yield	-0.16% to 5.02%	2.43%	497,386	559,495
Total debt instruments	3,239,386
Equity securities
Equity securities	787,932	Price-based	Price	n/a	n/a	n/a	n/a
Other financial instruments
Other financial instruments	30,285	Internal valuation methodology	Internal valuation methodology	n/a	n/a	n/a	n/a
Derivative financial instruments
Forward	(424,381)	Discounted cash flow	Credit spread	0.00% to 17.10%	(0.24%)	(417,068)	(424,265)
Swaps	(33,611)	Discounted cash flow	Credit spread	0.00% to 7.47%	0.61%	(50,216)	(28,748)
Options	(45,907)	Discounted cash flow	Credit spread	0.01% to 2.13%	0.34%	(45,481)	(46,050)
Total derivative financial instruments	(503,899)
Investment in associates
P.A. Viva Malls	1,990,556	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Lote Palermo	37,295	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Distrito Vera	13,405	Price-based	Price	n/a	n/a	n/a	n/a
Fideicomiso Locales Distrito Vera	146	Price-based	Price	n/a	n/a	n/a	n/a
Total investment in associates	2,041,402

The following table sets forth information about valuation techniques used in the measurement of the fair value investment properties of Cibest Corporate Group, the significant unobservable inputs, and the respective sensitivity:

Methodology	Valuation technique	Significant unobservable input	Description of sensitivity
Sales Comparison Approach - SCA
The fair value assessment is based on the examination of prices at which similar properties in the same area recently sold. Since no two properties are identical the measurement valuation must take into account adjustments for the differences between the sold properties and those held by the Bank to earn rentals or for capital appreciation.
Comparable prices
The weighted average rates used in the capitalization methodology for revenues in the first quarter for 2026 are:
•Direct capitalization: initial rate 8.20%.
•Discounted cash flow: discount rate: 12.38%, terminal rate: 8.34%.
The same weighted rates for the last quarter of 2025 were:
•Direct capitalization: initial rate 8.03%
•Discounted cash flow: discount rate: 12.12%, terminal rate: 8.17%.
The ratio between monthly gross income and real estate value directly administered by the FIC (rental rate) considering the differences in placements and individual factors between properties and in a weighted way in the first quarter of 2026 are 0.77% and for December 31, 2025 was 0.80%.

An increase (light, normal, considerable, significant) in the capitalization rate used would generate a decrease (significant, considerable, normal, light) in the fair value of the asset, and vice versa.
An increase (light, normal, considerable, significant) in the leases used in the valuation would generate a (significant, light, considerable) increase in the fair value of the asset, and vice versa.

Income Approach Used to estimate the fair value of the property by taking future net cash flows and discounting them at the capitalization rate.	Direct capitalization Discounted cash flows
Cost approach
Used to estimate the fair value of the property considering the cost to replace or build a property at the same or equal conditions of the asset to be measured, deducting the accumulated depreciation charge and adding-up the amount of the land.
Replacement cost

There has been no change to the valuation technique during the year 2026 for each asset.
NOTE 20. SUBSEQUENT EVENTS
Approval of Consolidated Financial Statements
These Condensed Consolidated Interim Financial Statements were approved by Chief Executive Financial for publication at May 04, 2026. The Financial Statements have been not audited.
On April 15, 2026, the Constitutional Court of Colombia announced the ruling of Judgment C-079, declaring Legislative Decree 1474 of 2025 unconstitutional. This decree had established tax measures within the framework of the State of Economic Emergency declared through Decree 1390 of 2025. As a result of this decision, the effects derived from said Decree will be reversed in the second quarter. As of December 2025, these effects had resulted in an increase in deferred tax expense of COP 153,207.

On May 4, 2026 at the Extraordinary Shareholders' Meeting the creation of a new reserve intended for the payment of coupons on instruments classified as Additional Tier 1 capital was approved, as well as the partial reallocation of an occasional reserve and its transfer to this new reserve in the amount of COP 170,000.

RISK MANAGEMENT
The first months of 2026 have been marked by a stabilization in economic growth amid rising inflationary pressures. In particular, the conflict in the Middle East has intensified increases in international crude oil and natural gas prices, accelerating global inflation since March and sustaining an environment of risk aversion in international financial markets. In this context, central bank decisions continue to be characterized by caution. While the energy shock could push inflation upward, advanced economies may also experience slower economic growth. This backdrop further coincides with a challenging fiscal environment, in which interest rates have reflected a heightened perception of sovereign risk across several advanced and emerging economies.

Credit risk
Credit risk represents the likelihood that the Group may incur financial losses due to a counterparty, issuer, or debtor failing to meet their contractual obligations. It also encompasses losses resulting from credit rating downgrades, reduced earnings and returns, concessions granted during debt restructurings, and recovery-related costs.

The information below contains the maximum exposure to credit risk for the periods ending march 31, 2026 and December 31, 2025:

March 31, 2026

Maximum exposure to credit risk - Financial instruments subject to impairment
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Loans and Advances	235,745,627	13,549,123	12,539,216	261,833,966
Commercial	132,843,756	3,639,978	6,971,365	143,455,099
Consumer	45,756,022	4,767,135	2,750,903	53,274,060
Mortgage	32,086,892	1,704,784	1,473,834	35,265,510
Small Business Loans	891,152	127,480	64,445	1,083,077
Financial Leases	24,167,805	3,309,746	1,278,669	28,756,220
Off-Balance Sheet Exposures	46,084,683	562,394	414,669	47,061,746
Financial Guarantees	6,618,659	156,450	151,574	6,926,683
Loan Commitments	39,466,024	405,944	263,095	40,135,063
Loss Allowance	2,315,444	2,429,784	9,140,269	13,885,497
Total	279,514,866	11,681,733	3,813,616	295,010,215
December 31, 2025

Maximum exposure to credit risk - Financial instruments subject to impairment
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Loans and Advances	230,529,201	13,291,069	12,533,711	256,353,981
Commercial	128,900,017	3,789,022	6,938,883	139,627,922
Consumer	45,368,880	4,597,424	2,787,242	52,753,546
Mortgage	31,451,240	1,551,976	1,413,156	34,416,372
Small Business Loans	885,674	120,330	57,008	1,063,012
Financial Leases	23,923,390	3,232,317	1,337,422	28,493,129
Off-Balance Sheet Exposures	45,080,299	398,436	439,419	45,918,154
Financial Guarantees	6,385,687	16,589	152,549	6,554,825
Loan Commitments	38,694,612	381,847	286,870	39,363,329
Loss Allowance	2,126,247	2,321,812	9,043,389	13,491,448
Total	273,483,253	11,367,693	3,929,741	288,780,687
The maximum exposure to credit risk from the loan portfolio and finance lease operations corresponds to their carrying amount at the end of the period, without considering any collateral received or other credit enhancements.
The maximum exposure to credit risk from off-balance sheet positions includes financial guarantees, rate and credit line commitments, and available credit facilities granted at the end of the period, without considering any collateral received or other credit enhancements.

Credit Risk Management - Loans and Advances
By the end of the first quarter of 2026, the Colombian economy recorded moderate growth, supported by household consumption, an improving labor market, and higher public spending. However, inflationary pressures increased, prompting the Central Bank of Colombia to raise the policy rate. In addition, the fiscal deficit and rising public debt continued to constrain fiscal space, amid a highly volatile global environment and heightened geopolitical tensions.
Regionally, Guatemala continued to perform favorably, supported by the construction sector and financial services, alongside a monetary easing cycle in an environment of contained inflation. El Salvador recorded an acceleration in economic growth, led by construction activity. Panama consolidated the performance observed at the end of 2025, underpinned by momentum in the services and logistics sectors and the stable operation of the Panama Canal, amid relatively stable financial conditions and a gradual recovery in credit growth. Toward the end of the period, the conflict in the Middle East and rising oil prices became more prominent risks to the macroeconomic outlook, with a potential short-term impact on inflation.

In a highly competitive financial market and an uncertain environment, we prioritize credit-cycle decisions that support the stability of the portfolio’s risk profile. This is achieved through the continuous improvement of the processes, models, and methodologies used at each stage of the credit cycle. This approach is supported by an agile and forward-looking response to changes in economic conditions, enabling proactive adjustments to risk appetite and helping to protect the Group’s financial soundness.

Credit risk management for the different types of lending activities carried out by the entities of Group is performed in accordance with the Group Credit Risk Management Framework approved by the Board of Directors. This framework sets out corporate definitions and general criteria to assess, measure, monitor, control, and mitigate credit risk through the implementation of policies, guidelines, and methodologies across the credit cycle.

a.Credit Quality Analysis - Loans and Financial Leases
As of the end of March 2026, the Grupo Cibest Consolidated´s loan portfolio increased by 2.1% in terms of its peso-denominated balance compared to December 2025. This change was recorded despite the impact of the appreciation of the Colombian peso against the U.S. dollar, which reduced the reported balance due to the translation of the portion of the portfolio denominated in that currency. Overall portfolio performance was mainly driven by higher commercial loan balances in Colombia, El Salvador, and Guatemala, as well as positive dynamics in the mortgage and consumer portfolios in Colombia, which helped offset the foreign-exchange effect observed during the period.

The 30-day past due loan ratio (consolidated) at stood at 4.02% as of March 2026, increasing from 3.95% in December 2025. The Group’s past-due loan balance was mainly influenced by a deterioration in the quality of the consumer and mortgage portfolios in Colombia, associated with seasonal factors typical of the beginning of the year, as well as macroeconomic and geopolitical conditions that have affected households’ financial conditions.
In Guatemala, the increase in past-due loans was concentrated in the FHA-insured mortgage portfolio (FHA - Instituto de Fomento de Hipotecas Aseguradas), primarily explained by challenges in recovery processes. In El Salvador, the greatest impact was observed in the consumer portfolio, partly driven by the increase in lending to individuals since 2025, in line with the strategy to expand this portfolio, which has resulted in a gradual increase in credit risk. Management actions continue across all portfolios and throughout the different stages of the credit cycle to anticipate the materialization of risks, through containment strategies and loan recovery initiatives.

Special Customer Administration

In order to monitor credit risk associated with customers, the Cibest Group has established regular meetings conducted by the AEC Committee to identify events that can lead to a reduction in borrowers’ ability to pay. Generally, customers with good credit behavior could be included in the watch list in case of detecting any event that can lead to future financial difficulties to repay their loans; for instance, internal factors such as the economic activity and sector, financial weakness, impacts of macroeconomic conditions, changes in corporate governance and other situations that could affect customers’ busines. The amount and allowance of customer included in the described watch list, as of March, 2026 and December, 2025 is shown below:

March 31, 2026

Watch List
Million COP
Risk Level	Amount	%	Allowance
Level 1 – Low Risk	10,865,156	0.58%	63,297
Level 2 – Medium Risk	3,143,781	7.48%	235,303
Level 3 – High Risk	2,134,985	63.15%	1,348,310
Level 4 – High Risk DOC (1)	4,497,031	72.81%	3,274,275
Total	20,640,953	23.84%	4,921,185
DOC: Origination and Collections Department.
December 31, 2025

Watch List
December 31, 2025
Million COP
Risk Level	Amount	%	Allowance
Level 1 – Low Risk	11,243,787	0.61%	68,609
Level 2 – Medium Risk	3,242,865	7.19%	233,252
Level 3 – High Risk	2,084,682	59.12%	1,232,457
Level 4 – High Risk DOC (1)	4,602,690	72.27%	3,326,436
Total	21,174,024	22.96%	4,860,754
DOC: Origination and Collections Department.
b.Risk Concentration – Loans and Advances
•Concentration of loan by maturity
The following table shows the ranges of maturity for the credit loans and financial leases, according for the remaining term for the completion of the contract of loans and financial leases at the end of March, 2026 and December, 2025:

March 31, 2026
In millions of COP
Maturity	Less Than 1 Year	Between 1 and 5 Years	Between 5 and 15 Years	Greater Than 15 Years	Total
Commercial	36,727,533	62,353,827	42,705,277	1,668,462	143,455,099
Corporate	19,575,553	34,892,515	22,355,492	1,232,244	78,055,804
SME	4,539,971	8,392,473	1,284,444	83,910	14,300,798
Others	12,612,009	19,068,839	19,065,341	352,308	51,098,497
Consumer	1,260,449	34,952,839	16,834,548	226,224	53,274,060
Credit card	5,481	10,405,735	2,090,106	—	12,501,322
Vehicle	156,786	2,628,577	2,114,784	397	4,900,544
Order of payment	54,002	1,801,523	5,032,749	20	6,888,294
Others	1,044,180	20,117,004	7,596,909	225,807	28,983,900
Mortgage	68,280	992,988	10,576,030	23,628,212	35,265,510
VIS	20,142	309,599	3,122,053	10,318,941	13,770,735
Non-VIS	48,138	683,389	7,453,977	13,309,271	21,494,775
Finanacial Leases	2,278,331	8,878,814	13,399,441	4,199,634	28,756,220
Small business loans	44,959	1,008,538	28,618	962	1,083,077
Total gross loans and financial leases	40,379,552	108,187,006	83,543,914	29,723,494	261,833,966

December 31, 2025
In millions of COP
Maturity	Less Than 1 Year	Between 1 and 5 Years	Between 5 and 15 Years	Greater Than 15 Years	Total
Commercial	37,701,890	59,704,817	39,337,022	2,884,193	139,627,922
Corporate	20,753,064	33,460,016	19,965,253	1,828,625	76,006,958
SME	4,070,363	8,539,793	1,060,389	186,436	13,856,981
Others	12,878,463	17,705,008	18,311,380	869,132	49,763,983
Consumer	5,393,052	34,827,883	12,296,414	236,197	52,753,546
Credit card	39,952	10,351,902	2,088,614	3,451	12,483,919
Vehicle	136,130	2,704,055	1,955,420	365	4,795,970
Order of payment	2,209,043	1,812,470	2,800,720	12,514	6,834,747
Others	3,007,927	19,959,456	5,451,660	219,867	28,638,910
Mortgage	820,792	983,691	10,696,429	21,915,460	34,416,372
VIS	19,358	300,678	3,002,419	9,851,053	13,173,508
Non-VIS	801,434	683,013	7,694,010	12,064,407	21,242,864
Finanacial Leases	2,283,462	8,690,954	13,328,370	4,190,343	28,493,129
Small business loans	53,098	987,314	20,720	1,880	1,063,012
Total gross loans and financial leases	46,252,294	105,194,659	75,678,955	29,228,073	256,353,981

_______________________________________________________
2VIS: Social Interest Homes, corresponds to mortgage loans granted by the financial institutions of amounts less than 135 minimum wages.
•Concentration by past due days
The following table shows the loans and financial leases according to past due days for the periods ending on March, 2026 and December, 2025. Loans or financial leases are considered past due if it is more than one month overdue (i.e. 31 days):

March 31, 2026
In millions of COP
Past-due
Period	0 - 30 Days	31 - 90 Days	91 - 120 Days	121 - 360 Days	More Than 360 Days	Total
Commercial	139,102,922	443,786	138,092	881,190	2,889,109	143,455,099
Consumer	50,163,640	1,373,645	374,555	1,138,912	223,308	53,274,060
Mortgage	33,184,702	725,417	194,544	458,450	702,397	35,265,510
Financial Leases	27,873,153	224,996	55,037	165,902	437,132	28,756,220
Small Business Loan	980,302	45,176	13,404	39,115	5,080	1,083,077
Total	251,304,719	2,813,020	775,632	2,683,569	4,257,026	261,833,966

December 31, 2025
In millions of COP
Past-due
Period	0 - 30 Days	31 - 90 Days	91 - 120 Days	121 - 360 Days	More Than 360 Days	Total
Commercial	135,330,887	426,990	156,363	869,610	2,844,072	139,627,922
Consumer	49,805,549	1,224,406	407,456	1,100,716	215,419	52,753,546
Mortgage	32,463,354	646,147	166,300	477,855	662,716	34,416,372
Financial Leases	27,648,328	211,469	39,547	179,284	414,501	28,493,129
Small Business Loan	975,530	37,438	12,584	31,764	5,696	1,063,012
Total	246,223,648	2,546,450	782,250	2,659,229	4,142,404	256,353,981
•Concentration of loans by economic sector

The following table contains the detail of the portfolio of loans and financial leases by main economic activity of the borrower for the periods ending on March, 2026 and December, 2025:

March 31, 2026
In millions of COP
Economic sector	Loans and advances
	Local	Foreign	Total
Agriculture	5,492,986	1,626,159	7,119,145
Petroleum and Mining Products	2,299,208	314,165	2,613,373
Food, Beverages and Tobacco	8,394,019	2,055,746	10,449,765
Chemical Production	5,230,270	337,246	5,567,516
Government	12,907,283	8,860	12,916,143
Construction	12,373,777	6,491,617	18,865,394
Commerce and Tourism	27,715,071	3,905,572	31,620,643
Transport and Communications	13,068,932	500,101	13,569,033
Public Services	15,455,111	1,936,941	17,392,052
Consumer Services	71,312,206	16,211,304	87,523,510
Commercial Services	36,201,643	4,260,133	40,461,776
Other Industries and Manufactured Products	8,866,466	4,869,150	13,735,616
Total	219,316,972	42,516,994	261,833,966

December 31, 2025
In millions of COP
Economic sector	Loans and advances
	Local	Foreign	Total
Agriculture	5,065,174	1,454,157	6,519,331
Petroleum and Mining Products	2,130,531	357,951	2,488,482
Food, Beverages and Tobacco	8,825,753	1,892,783	10,718,536
Chemical Production	5,016,379	327,950	5,344,329
Government	12,277,316	8,399	12,285,715
Construction	12,668,236	6,276,866	18,945,102
Commerce and Tourism	27,512,932	4,127,906	31,640,838
Transport and Communications	12,508,329	306,414	12,814,743
Public Services	14,642,893	1,273,641	15,916,534
Consumer Services	69,086,088	16,617,819	85,703,907
Commercial Services	35,957,673	4,211,895	40,169,568
Other Industries and Manufactured Products	9,469,462	4,337,434	13,806,896
Total	215,160,766	41,193,215	256,353,981
c.Credit Risk Management – Other Financial Instruments:
The portfolio is exposed to credit risks given the probability of incurring losses originated by the default in the payment of a coupon, principal and/or yields/dividends of a financial instrument by its issuer or counterparty. The probability of this type of events materializing may increase if there are scenarios of concentration in few issuers (counterparties) and whose credit performance is reflected by higher risk ratings; likewise, increases in credit risk may occur in scenarios in which the portfolio presents low levels of diversification at the level of type and sector of the counterparties with which financial asset transactions are carried out.

The Group maintains the control and continuous monitoring of the assigned credit risk limits, as well as the consumption thereof. Additionally, the Group follows up and manages alerts on counterparties and issuers of securities, based on public market information and news related to their performance; this allows mitigating the risks of default or reduction of value for the managed positions.

For credit risk management, each of the positions that make up the portfolio of the own position are adjusted to the policies and limits that have been defined and that seek to minimize the exposure to the same:

•Term Limits.
•Credit Limits.
•Counterparty Limits.
•Master Agreement.
•Margin Agreements.
•Counterparty Alerts.

d.Credit Quality Analysis - investment financial instruments:
In order to evaluate the credit quality of a counterparty or issuer (to determine a risk level or profile), the Group relies on two rating systems: an external one and an internal one, both of which allow to identify a degree of risk differentiated by segment and country and to apply the policies that have been established for issuers or counterparties with different levels of risk, in order to limit the impact on liquidity and/or the income statement of the Group.

External credit rating system: is divided by the type of rating applied to each instrument or counterparty; in this way the geographic location, the term and the type of instrument allow the assignment of a rating according to the methodology that each examining agency uses.

Internal credit rating system: The “ratings or risk profiles” scale is created with a range of levels that go from low exposure to high exposure (this can be reported in numerical or alphanumerical scales), where the rating model is sustained by the implementation and analysis of qualitative and quantitative variables at sector level, which according to the relative analysis of each variable, determine credit quality; in this way the internal credit rating system aims to establish adequate margin in decision-making regarding the management of financial instruments.

In accordance with the criteria and considerations specified in the internal rating allocation and external credit rating systems methodologies, the following schemes of relation can be established, according to credit quality given to each one of the qualification scales:

Low Risk: All investment grade positions (from AAA to BBB-), as well as those issuers that according to the information available (financial statements, relevant information, external ratings, CDS, among others) reflect adequate credit quality.

Medium Risk: All speculative grade positions (from BB+ to BB-), as well as those issuers that according to the available information (Financial statements, relevant information, external qualifications, CDS, among others) reflect weaknesses that could affect their financial situation in the medium term.

High Risk: All positions of speculative grade (from B+ to D), as well as those issuers that according to the information available (Financial statements, relevant information, external qualifications, CDS, among others) reflect a high probability of default of financial obligations or that already have failed to fulfill them.

Credit Quality Analysis of the Group

Maximum Exposure to Credit Risk
In millions of COP
	Debt instruments		Equity		Other financial instruments(1)		Derivatives(2)
	March 31, 2026	December 31, 2025	March 31, 2026	December 31, 2025	March 31, 2026	December 31, 2025	March 31, 2026	December 31, 2025
Low Risk	5,278,351	6,753,154	783	415	—	—	726,356	630,738
Medium Risk	30,396,662	24,402,902	1,171,251	1,143,337	15,744	19,014	784,190	659,717
High Risk	1,651,120	1,683,992	7,096	15,026	2,966	—	1,270	1,794
Without Rating	—	—	316,708	304,844	10,980	11,271	19,119	16,495
Total	37,326,133	32,840,048	1,495,838	1,463,622	29,691	30,285	1,530,935	1,308,744
(1)Corresponds to SAFE "Simple Agreement for Future Equity".
(2)For derivatives transactions counterparty risk is disclosed as long as the valuation is positive.
Risk exposure by credit rating

Maximum Exposure to Credit Risk
In millions of COP
	Other financial instruments(1)
	Marzo 31, 2026	Diciembre 31, 2025
Sovereign Risk	21,046,092	15,380,169
AAA	1,141,091	2,247,310
AA+	3,054,851	3,618,196
AA	104,486	27,534
AA-	279,425	187,873
A+	269,032	165,838
A	513,170	371,477
A-	42,875	254,259
BBB+	7,396	10,914
BBB	115,946	115,728
BBB-	477,218	385,178
BB+	11,057,349	10,531,642
BB	175,098	219,486
BB-	89,309	93,672
Other	1,662,452	1,700,813
Not rated	346,807	332,610
Total	40,382,597	35,642,699
(1) Internal homologation.

•Financial credit quality of other financial instruments that are not in default nor impaired in value
Debt instruments: 100% of the debt instruments are not in default.
Equity: The positions do not represent significant risks.

Derivatives: 99.9% of the credit exposure does not present incidences of material default. The remaining percentage corresponds to default events at the end of the period.
•Maximum exposure level to the credit risk given:

Maximum Exposure to Credit Risk
In millions of COP
	Maximum Exposure		Collateral		Net Exposure
	March 31, 2026	December 31, 2025	March 31, 2026	December 31, 2025	March 31, 2026	December 31, 2025
Debt instruments	37,326,133	32,840,048	(4,036,917)	(2,529,186,000,000)	33,289,216	30,310,862
Derivatives **	1,530,935	1,308,744	(907,079)	(726,801,000,000)	623,856	581,943
Equity	1,495,838	1,463,622	—	—	1,495,838	1,463,622
Other financial instruments	29,691	30,285	—	—	29,691	30,285
Total	40,382,597	35,642,699	(4,943,996)	(3,255,987,000,000)	35,438,601	32,386,712
Note: Derivative collateral received from counterparties, whose have their market value positive when consolidate all the portfolio derivaties of related ID, in December 2025 was COP 726,801 and in March 2026 was COP 907,079. In debt securities, guarantees correspond to Repo, reverse repo, and securities lending trades.

Collateral- other financial instruments

Level of collateral: respect to the type of asset or operation, a collateral level is determined according to the policies defined for each product and the market where the operation is carried out.
Assets held as collateral in organized markets: the only assets that can be received as collateral are those defined by the central counterparties, the stock market where the operation is negotiated, those assets that are settled separately in different contracts or documents, which can be managed by each organization and must comply with the investment policies defined by the Group, taking into account the credit limit for each type of asset or operation received or delivered, which collateral received are the best credit quality and liquidity.
Assets received as bilateral collateral between counterparties: the collateral accepted in international OTC derivative operations is agreed on bilaterally in the Credit Support Annex (CSA)1 and with fulfillment in cash in dollars and managed by Citibank N.A.. This entity acts as the independent third party in international margin calls, enabling more efficient management of the collateral provided and received in the course of investment activities involving derivative instruments.
Collateral adjustments for margin agreements: The adjustments will be determined by the criteria applied by both the external and internal regulations in effect, and at the same time, mitigation standards are maintained so that the operation fulfills the liquidity and solidity criteria for settlement.

e.Credit risk concentration - other financial instruments:
At the end of the period, the Group's positions did not exceed the concentration limit.

1 A Credit Support Annex (CSA) provides credit protection by setting forth the rules governing the mutual posting of collateral. CSAs are used in documenting collateral arrangements between two parties that trade privately negotiated (over-the-counter) derivative securities. The trade is documented under a standard contract called a master agreement, developed by the International Swaps and Derivatives Association (ISDA).

Country Risk
The equity investments evaluated are those made in jurisdictions other than Colombia, where the holding company is based, and which are intended to be long-term. To ensure adequate management of country risk in the investments of Grupo Cibest Consolidated, the Corporate Vice Presidency of Risk develops the guidelines, processes, and methodologies that define the materiality of investments and enable periodic management of the country risk to which they are exposed in their equity investments during the identification, measurement, control, and monitoring stages of said risk.

As a result of applying these guidelines, as of March 2026, no alerts were issued for any investment, nor were any impairment adjustments made compared to December 2025. Additionally, the value of the investments in the portfolio has decreased due to revaluation factors.

Market risk
Market risk refers to the possibility of incurring losses due to changes in equity prices, interest rates, exchange rates, and other indicators whose values are determined in public markets. It also encompasses the probability of unexpected changes in net interest income and the economic value of equity resulting from fluctuations in market interest rates.

Grupo Cibest currently measure the treasury book exposure to market risk (including OTC derivatives positions) as well as the currency risk exposure of the banking book, which is provided to the Treasury Division, using a VaR methodology established in accordance with “Chapter XXXI of the Basic Accounting and Financial Circular”, issued by the Financial Superintendence of Colombia.

The VaR methodology established by “Chapter XXXI of the Basic Accounting and Financial Circular” is based on the model recommended by the Amendment to the Capital Accord to Incorporate Market Risks of Basel Committee of 2005, which focuses on the treasury book and excludes those investments classified as amortized cost which are not being given as collateral and any other investment that comprises the banking book. In addition, the methodology aggregates all risks by the use of correlations, through an allocation system based on defined zones and bands, affected by given sensitivity factors.
Grupo Cibest use different models with the purpose of measure risk exposure and the portfolio diversification effect, the main metrics are: i) the standard methodology required by the Financial Superintendence of Colombia, is established by “Chapter XXXI of the Basic Accounting Circular”, and ii) the internal methodology of historical weighted simulation, which use a confidence level of 99%, a holding period of 10 days, a time frame of 250 business days and hierarchical VaR limits.
The guidelines and principles of the Group´s Market Risk Management have been keeping in accordance with disclose of December 31, 2025.
Total market risk exposure increased by 7.87%, from COP 1,213,155 in December 2025 to COP 1,316,832 in March 2026. This variation is mainly explained by higher exposure to the foreign exchange risk factor, driven by an increase in positions denominated in U.S. dollars. Additionally, the interest rate risk factor recorded an increase, reflecting higher sensitivity of the portfolio securities. Equity price risk also increased, associated with higher exposure of the Colombia Inmobiliario Fund.

The following table presents the total change in market risk and other risk factors:

March 2026
In millions of COP
Factor	End of Period	Average	Maximum January, 2025	Minimum April, 2025
Interest rate	582,254	574,150	583,295	556,900
Exchange rate	243,233	235,009	240,255	221,538
Stock price	411,386	418,311	421,332	422,215
Collective investment funds	79,959	79,696	79,455	79,674
Total Value at Risk	1,316,832	1,307,165

December 2025
In millions of COP
Factor	End of Period	Average	Maximum November, 2025	Minimum January, 2025
Interest rate	534,919	552,803	499,712	524,034
Exchange rate	182,077	282,154	751,796	79,062
Stock price	407,177	380,326	367,615	375,015
Collective investment funds	88,982	51,683	35,781	36,608
Total Value at Risk	1,213,155	1,266,967
*As of March 31, 2026, the proprietary cryptocurrency portfolio of Wenia amounted to - USD -1,258, with a Value at Risk (VaR) of USD 6. The VaR was calculated using an internal methodology based on a Dinamic Conditional Correlation (DCC) GARCH model, with a one-day time horizon and a 99% of confidence level.

On the other hand, regarding the VaR measured with the internal, no breaches of the approved limits were identified.

This exposure has been permanently monitored by the Board of Directors and is an input for the decision-making process to preserve the stability in the Group.

Non-trading instruments market risk measurement
The banking book’s relevant risk exposure is interest rate risk, which is the probability of unexpected changes in net interest income or in the economic value of equity as a result of a change in market interest rates. Changes in interest rates affect the Group’s earnings because of timing differences on the repricing of the assets and liabilities. The Group manages the interest rate risk arising from banking activities in non-trading instruments by analyzing the interest rate mismatches between its interest earning assets and its interest bearing liabilities, and estimates the impact on the net interest income and the economic value of equity. The foreign currency exchange rate exposures arising from the banking book are provided to the Treasury Division where these positions are aggregated and managed.
•Interest Risk Exposure (Banking Book)
The Group has performed a sensitivity analysis of market risk sensitive instruments estimating the impact on the net interest income of each position in the banking book, using a repricing model and assuming positive parallel shifts of 100 basis points (bps).
The table 1 provides information about Group’s interest rate sensitivity for the statement of financial position items comprising the banking book.

Table 1. Sensitivity to Interest Rate Risk of the Banking Book
The chart below provides information about Group’s interest rate risk sensitivity in local currency (COP) at March 31, 2026 and December 31, 2025:

	March 31, 2026	December 31, 2025
In millions of COP
Assets sensitivity 100 bps	1,331,464	1,314,604
Liabilities sensitivity 100 bps	880,749	870,619
Net interest income sensitivity 100 bps	450,715	443,985
The chart below provides information about Group’s interest rate risk sensitivity in foreign currency (US dollars) at December 31, 2025 and March 31, 2026:

	March 31, 2026	December 31, 2025
In thousands of USD
Assets sensitivity 100 bps	93,612	95,344
Liabilities sensitivity 100 bps	119,752	110,682
Net interest income sensitivity 100 bps	(26,140)	(15,337)
A positive net sensitivity denotes a higher sensitivity of assets than of liabilities and implies that a rise in interest rates will positively affect the Group´s net interest income. A negative sensitivity denotes a higher sensitivity of liabilities than of assets and implies that a rise in interest rates will negatively affect the Group´s net interest income. In the event of a decrease in interest rates, the impacts on net interest income would be opposite to those described above.
Total Exposure:
As of March 30, 2026, the net sensitivity of the banking book in local currency to parallel shifts of 100 basis points in interest rates was COP 450,715, representing a increase of COP 6,730 compared to December 2025. This increase is mainly driven by higher outstanding balances of Certificates of Deposit (CDs) and wholesale deposit accounts.

On the other hand, the sensitivity of the Net Interest Margin (NIM) in foreign currency to a parallel shift of 100 basis points in interest rates increased by USD 10.8 million between December 31, 2025 and March 31, 2026, reaching USD 26.1 million. This increase is mainly explained by the growth in Certificates of Deposit (CDs) at Banistmo and Bancolombia Panamá, as well as higher deposit balances at Bancolombia Panamá.

•Assumptions and Limitations
Net interest income sensitivity analysis is based on the repricing model and considers the following key assumptions: (a) The effects of new transactions, defaults, and other events are not considered, (b); the fixed rate instruments sensitivity, includes the amounts with maturity lower than one year and assumes these will be disbursed at market interest rates and (c) changes in interest rate occur immediately and parallel in the yield curves from assets and liabilities for different maturities.

Liquidity risk
Liquidity risk refers to the possibility of not being able to efficiently and timely meet payment obligations, both expected and unexpected, present and future, without affecting the normal course of daily operations or the financial condition of the entity. This risk occurs when there is a shortage of available liquid assets or when it is necessary to assume unusual financing costs.
During the analysis period, the Cibest Group maintained sufficient liquidity levels, enabling it to comply with all internal and regulatory indicators. Likewise, liquidity monitoring did not report any alerts indicating potential risk, and liquid assets comfortably exceeded the limits established to cover the Group's requirements.
a.Liquidity risk exposure
To estimate liquidity risk, a liquidity coverage ratio is calculated to ensure that the liquid assets held are sufficient to cover potential net cash outflows over 30 days. This ratio enables the Group to meet its liquidity coverage requirements for the coming month. The liquidity coverage ratio is presented as follows:

Liquidity Coverage Ratio	March 31, 2026	December 31, 2025
Net cash outflows into 30 days	26,751,197	25,449,163
Liquid Assets	60,952,006	62,298,491
Liquidity coverage ratio(1)	227.85%	244.80%

The coverage ratio decreased from 244.8% in December 2025 to 227.85% in March 2026. This decrease is mainly explained by higher liquidity requirements at Bancolombia, resulting from an increase in cash outflows primarily associated with tax payments and liability-side liquidity transactions.
b.Liquid Assets
One of Grupo Cibest’s main guidelines is to maintain a strong liquidity position. Accordingly, the Risk Committee has approved a methodology for determining the minimum level of liquid assets, calculated based on liquidity requirements. This approach aims to ensure the proper functioning of banking and financial service activities—such as loan disbursements and deposit withdrawals—while protecting capital and taking advantage of market opportunities.
The following table shows the liquid assets held by the Group:

Liquid Assets(1)	March 31, 2025	December 31, 2025
High quality liquid assets(2)
Cash	26,630,350	26,625,173
High quality liquid securities	26,796,947	25,531,243
Other Liquid Assets
Other securities(3)	7,524,710	10,142,076
Total Liquid Assets	60,952,006	62,298,491

(1) Liquid Assets:Liquid assets are those that are easily realizable and form part of the entity's portfolio, or those received as collateral in active money market operations, provided they have not been subsequently used in passive money market operations and are free from any mobility restrictions. This category includes: cash, holings in open-ended collective investment funds without a minimum holding period, and negotiable investments available for sale in fixed-income securities.

(2) High-Quality Securities:These include cash and liquid assets accepted by the Central Bank for its monetary expansion and contraction operations.

(3) Other Liquid Assets:This category includes liquid assets that do not meet the quality criteria mentioned above.

Contractual maturities of financial assets and liabilities

Below are the contractual maturities of principal and interest for Consolidated Cibest Group’s financial assets:

Contractual maturities of financial assets – As of March 31, 2026

Financial Assets	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
March 31, 2026		In millions of COP
Cash and balances with central bank	25,204,388
Interbank borrowings - Repurchase agreements	8,500,065	542,370	0	0	0
Financial assets investments	1,737,944	19,119,702	12,475,930	6,581,295	5,290,395
Loans and advances to customers	14,999,244	99,015,212	108,830,637	67,345,642	122,897,849
Derivative financial instruments	83,636,545	9,803,371	3,006,727	1,489,779	1,200,227
Total financial assets	134,078,186	128,480,655	124,313,294	75,416,716	129,388,471

Contractual maturities of financial assets – As of December 31, 2025

Financial Assets	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
December 31, 2025		In millions of COP
Cash and balances with central bank	24,625,309
Interbank borrowings - Repurchase agreements	9,596,081	465,662	0	0	0
Financial assets investments	3,192,341	25,014,014	10,270,300	5,093,609	2,781,776
Loans and advances to customers	16,362,824	98,293,420	108,624,480	64,191,216	120,638,340
Derivative financial instruments	72,577,065	9,762,318	2,851,659	1,666,495	1,207,055
Total financial assets	126,353,620	133,535,414	121,746,439	70,951,319	124,627,171

Below are the contractual maturities of principal and interest for Consolidated Cibest Group’s financial liabilities:

Contractual maturities of financial liabilities – As of March 31, 2026

Financial Liabilities	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
March 31, 2026	In millions of COP
Demand deposit from customers	177,683,663
Time deposits from customers	22,044,005	78,679,180	10,582,418	5,733,154	11,520,614
Interbank deposits-Repurchase agreements	2,492,372	311,524	0	0	0
Borrowings from other financial institutions	818,965	4,381,183	2,681,556	1,376,815	2,774,176
Debt securities in issue	180,800	2,667,012	4,927,586	4,029,848	687,390
Preferred Shares	0	0	0	0	0
Derivative financial instruments	83,720,188	10,727,135	3,280,772	1,522,723	1,339,359
Total financial liabilities	286,939,993	96,766,034	21,472,332	12,662,540	16,321,540

Contractual maturities of financial liabilities – As of December 31, 2025

Financial Liabilities	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
December 31, 2025	In millions of COP
Demand deposit from customers	174,901,209
Time deposits from customers	23,783,630	69,380,898	10,062,892	6,665,040	11,764,550
Interbank deposits-Repurchase agreements	940,817	390,690	0	0	0
Borrowings from other financial institutions	928,935	8,296,960	6,639,834	1,330,886	3,347,493
Debt securities in issue	683,998	2,584,102	5,011,604	3,965,631	699,430
Preferred Shares	0	0	0	0	583,477
Derivative financial instruments	71,016,919	10,059,979	2,938,120	1,843,291	2,310,372
Total financial liabilities	272,255,508	90,712,629	24,652,450	13,804,847	18,705,321

Financial guarantees

Below are the financial guarantees:

March 31, 2026	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
In millions of COP
Financial guarantees	1,192,284	3,676,422	1,357,162	650,539	50,277

December 31, 2025	0 – 30 days	31 days – 1 Year	1 - 3 Years	3 - 5 Years	More than 5 years
In millions of COP
Financial guarantees	759,832	3,860,361	1,249,931	632,287	52,414